AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2004
                                                REGISTRATION FILE NO. 333-______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                           OPHTHALMIC IMAGING SYSTEMS
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          CALIFORNIA                      3841                  94-3035367
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      INDUSTRIAL CODE)      IDENTIFICATION NUMBER)

                            221 LATHROP WAY, SUITE I
                          SACRAMENTO, CALIFORNIA 95815
                                 (916) 646-2020
          (Address and telephone number of principal executive offices)

                                 WITH A COPY TO:

ARIEL SHENHAR, CHIEF FINANCIAL OFFICER               HENRY I. ROTHMAN
      OPHTHALMIC IMAGING SYSTEMS           JENKENS & GILCHRIST PARKER CHAPIN LLP
       221 LATHROP WAY, SUITE I                    405 LEXINGTON AVENUE
     SACRAMENTO, CALIFORNIA 95815                NEW YORK, NEW YORK 10174
            (916) 646-2020                            (212) 704-6000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION BECOMES EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

         TITLE OF EACH                 AMOUNT           PROPOSED MAXIMUM     PROPOSED MAXIMUM
           CLASS OF                     TO BE          OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED      REGISTERED (1)            SHARE                 PRICE          REGISTRATION FEE
  ---------------------------      --------------      ------------------   ------------------    ----------------
Common stock, no par value per      6,292,673 (2)          $1.02 (3)            $6,418,527             $813.23
share

------------------

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Includes (i) 979,673 shares of common stock issuable upon conversion of the principal and interest of a secured convertible term note issued to Laurus Master Fund, Ltd., (ii) 313,000 shares of common stock issuable upon exercise of a warrant issued to Laurus, (iii) 4,450,000 shares of common stock held by MediVision Medical Imaging Ltd., and (iv) 550,000 shares of common stock held by S2 Partners, LP.

(3) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and is based upon the average of the high and low reported prices of the Registrant's common stock on June 1, 2004.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED JUNE 4, 2004

The information in this prospectus is not complete and may be changed. The selling Security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                6,292,673 SHARES

                           OPHTHALMIC IMAGING SYSTEMS
                                  COMMON STOCK

This prospectus relates to the resale by the selling security holders for their own accounts of up to an aggregate of 6,292,673 shares of our common stock, of which (1) 979,673 shares are issuable upon conversion of a convertible term note issued to Laurus Master Fund, Ltd., (2) 313,000 shares are issuable upon exercise of a warrant issued to Laurus, (3) 4,450,000 shares are held by MediVision Medical Imaging Ltd. and (4) 550,000 shares are held by S2 Partners, LP.

Our common stock trades on the OTC Bulletin Board(R) under the symbol "OISI." The last reported sale price of our common stock on June 1, 2004, was $1.02 per share.

The mailing address and the telephone number of our principal executive offices are 221 Lathrop Way, Suite I, Sacramento, California 95815, (916) 646-2020.



  -----------------------------------------------------------------------------

          Investing in our common stock involves a high degree of risk.

       PLEASE SEE THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS"
                              BEGINNING ON PAGE 2.

  -----------------------------------------------------------------------------




We will not receive any proceeds from the sale of the shares by the selling security holders. We may receive proceeds in connection with the exercise of a warrant whose underlying shares may be sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




                  The date of this prospectus is June __, 2004.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................9
USE OF PROCEEDS...............................................................10
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................10
DILUTION......................................................................11
DESCRIPTION OF BUSINESS.......................................................12
DESCRIPTION OF PROPERTY.......................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................18
SELLING SECURITY HOLDERS......................................................26
PLAN OF DISTRIBUTION..........................................................29
DESCRIPTION OF SECURITIES.....................................................30
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
   PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.................33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT.............................................................35
EXECUTIVE COMPENSATION........................................................36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................38
LEGAL PROCEEDINGS.............................................................39
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
   SECURITIES ACT LIABILITIES.................................................39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
   ACCOUNTING AND FINANCIAL DISCLOSURE........................................39
TRANSFER AGENT AND REGISTRAR..................................................40
INTEREST OF EXPERTS AND COUNSEL...............................................40
WHERE YOU CAN FIND MORE INFORMATION...........................................40

                                     PART I

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus and does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors."

         This prospectus covers the resale of up to an aggregate of 6,292,673 shares of our common stock. In connection with a private placement transaction on April 27, 2004 with Laurus Master Fund, Ltd., or Laurus, this prospectus covers the resale of (1) 819,673 shares issuable upon conversion of a three-year secured convertible term note issued to Laurus in the principal amount of $1,000,000, secured by a subordinated second priority lien on our assets, (2) 160,000 shares issuable to Laurus as interest payments under the note and (3)
313,000  shares  issuable to Laurus upon the  exercise of a warrant.  The Laurus note is convertible into shares of our common stock at a fixed conversion price of $1.22 per share and the exercise prices of the warrant issued to Laurus ranges between $1.40 and $1.83 per share.

         In June 2003, pursuant to Amendment No. 1 to the Working Capital Funding Agreement, MediVision Medical Imaging Ltd., or MediVision, an Israeli corporation, converted $1,150,000 of outstanding principal and accrued interest under a promissory note held by MediVision into 6,216,216 shares of our common stock at a conversion price of $0.185 per share. This prospectus covers the resale of 4,450,000 of such shares of common stock held by MediVision.

         S2 Partners, LP may sell, from time to time under this prospectus, pursuant to a Common Stock Purchase Agreement dated as of June 1, 2004 between S2 Partners, LP and MediVision, up to 550,000 shares of our common stock. Pursuant to the Common Stock Purchase Agreement, S2 Partners, LP purchased
550,000 shares of our common stock from MediVision at a price per share of $1.35.

OUR COMPANY

         We are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices. Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies. See "Description of Business" for more information.

THE OFFERING

Common stock offered               Up to an  aggregate  of  6,292,673  shares of
by selling security holders        common  stock  may  be  offered   under  this
                                   prospectus, of which (1) 1,292,673 shares are
                                   issuable upon conversion of the principal and
                                   interest of the convertible  term note issued
                                   to Laurus and upon  exercise  of the  warrant
                                   issued to Laurus,  (2) 4,450,000  shares were
                                   acquired  by   MediVision   pursuant  to  the
                                   conversion  of  a  promissory  note  held  by
                                   MediVision,  and (3) 550,000 shares of common
                                   stock were  acquired by S2 Partners,  LP from
                                   MediVision   pursuant   to  a  Common   Stock
                                   Purchase Agreement dated as of June 1, 2004.


Use of Proceeds                    All  proceeds  of  this   offering   will  be
                                   received by the selling  security holders for
                                   their own accounts.  We may receive  proceeds
                                   in  connection   with  the  exercise  of  the
                                   warrant issued to Laurus whose underlying shares may in turn be sold by Laurus.

Risk Factors                       You should  read the "Risk  Factors"  section
                                   beginning   on  page  2,  as  well  as  other
                                   cautionary    statements    throughout   this
                                   prospectus, before investing in shares of our common stock.

OTC Bulletin Board(R)symbol        OISI


                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, WE WOULD BE REQUIRED TO ELIMINATE CERTAIN ACTIVITIES THAT WOULD ADVERSELY EFFECT OUR OPERATIONS.

         We may require substantial funds for various purposes, including continuing research and development, manufacturing and marketing our existing products. We may need to seek additional capital, possibly through public or private sales of our securities, in order to fund our activities on a long-term basis. Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate certain or all of our research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves, which may materially adversely affect our continued operations.

IF WE FAIL TO DEVELOP AND SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT MEET THE NEEDS OF OUR CUSTOMERS, OUR BUSINESS MAY BE HARMED.

         Our future success depends on our ability to anticipate our customers' needs and develop products that address those needs. This will require us to design, develop, manufacture, assemble, test market and support new products and enhancements on a timely and cost-effective basis. We cannot assure that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost effective manner. Our failure to do so could lead to a reduction in net sales and our business may be harmed.

OUR MARKET IS UNPREDICTABLE AND CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND EVOLVING STANDARDS, AND, IF WE FAIL TO KEEP UP WITH SUCH CHANGES, OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED.

         Our industry is characterized by extensive research and development, rapid technological change, frequent innovations and new product introductions, changes in customer requirements and evolving industry standards. Demand for our products could be significantly diminished by new technologies or products that replace them or render them obsolete, which would have a material adverse effect on our business, financial condition and results of operations.

THE MARKETS IN WHICH WE SELL OUR PRODUCTS ARE INTENSELY COMPETITIVE AND INCREASED COMPETITION COULD CAUSE REDUCED SALES LEVELS, REDUCED GROSS MARGINS OR THE LOSS OF MARKET SHARE.

         Competition in the healthcare industry markets in which we provide products is intense and is based upon price, product performance, quality, reliability and customer service. Our WinStation products compete against products offered by Topcon and Zeiss, among others. Our DFI products compete against products offered by Topcon, Kowa, Zeiss, Canon and Nidek, among others. We are aware of five primary competitors for the DSLI, namely Veatch, MVC, Kowa, Helioasis and Lombard.

         Although we will continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than we have.

         Any business combinations or mergers among our competitors, forming larger competitors with greater resources, or the acquisition of a competitor by a major medical or technology corporation seeking to enter this business, could result in increased competition.

WE MAY EXPERIENCE A DECLINE IN SELLING PRICES OF OUR PRODUCTS AS COMPETITION INCREASES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         As competing products become more widely available, the average selling price of our products may decrease. Trends toward managed care, health care, cost containment and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies which could also adversely affect prices of our products. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes, our net sales will decline. In addition, to maintain our gross margins, we must continue to reduce the cost of our products. Further, as average selling prices of our current products decline, we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain our net sales and gross margins, our operating results could be seriously harmed, particularly if the average selling prices of our products decrease significantly.

IF WE DO NOT SPEND HEAVILY ON RESEARCH AND DEVELOPMENT AND WE FAIL TO ADDRESS RAPID TECHNOLOGICAL CHANGES IN OUR MARKETS, IT COULD ADVERSELY AFFECT OUR BUSINESS.

         We have incurred substantial research and development expenditures in the past, and plan to continue to do so in the future. Over the last three fiscal years, our research and development expenses have been in the range of 7% to 8% of our net revenues. We cannot assure that our expenditures for research and development will result in the introduction of new products or, if such products are introduced, that those products will achieve sufficient market acceptance. Our failure to address rapid technological changes in our markets could adversely affect our business and results of operations.

OUR PRODUCTS ARE SUBJECT TO U.S., E.U. AND INTERNATIONAL MEDICAL REGULATIONS AND CONTROLS, WHICH IMPOSE SUBSTANTIAL FINANCIAL COSTS ON US AND WHICH CAN PREVENT OR DELAY THE INTRODUCTION OF NEW PRODUCTS.

         Our ability to sell our products is subject to various federal, state and international rules and regulations. In the United States, we are subject to inspection and market surveillance by the FDA, to determine compliance with regulatory requirements. The regulatory process is costly, lengthy and uncertain.

         Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act ("FDCA"), we are required to file, and submit, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems, including our DFI and DSLI. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

         We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements ("QSR"). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

         Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices and we can not predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, also may be subject to the same or other various federal and state regulations, in addition to those of the FDA.

         Following clearance or approval, marketed products are subject to continuing regulation. We are required to adhere to the FDA's Quality System Regulation, or QSR, and similar regulations in other countries, which include design, testing, quality control and documentation requirements. Ongoing compliance with QSR, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by the FDA and by comparable agencies in other countries.

THE VALUE ADDED RESELLER (VAR) AGREEMENT SIGNED WITH NEXTGEN HEALTHCARE INFORMATION SYSTEMS, INC. MAY NOT GENERATE ANY SIGNIFICANT FUTURE REVENUE FOR US AND MAY REDUCE GROSS MARGINS.

         The NextGen software products platforms of EPM (Enterprise Practice Management) and EMR (Electronic Medical Records) allows us to broaden our product offerings to the ocular health care industry. Despite this new VAR agreement, there is no guarantee that our sales efforts in this new endeavor will be successful in the future. Long sales cycles, new sales training requirements and potential resistance to the initial high cost of the software may be among those factors contributing to us not being successful in reselling these products.

         If we do experience any degree of success in reselling these products, our gross margin could be negatively impacted. Our gross margin on the reselling of these products is lower than the majority of the products that we currently market.

WE DEPEND ON SKILLED PERSONNEL TO OPERATE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO RETAIN EXISTING OR HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO DEVELOP AND SELL OUR PRODUCTS COULD BE HARMED.

         Our success depends to a significant extent upon the continued service of our key senior management, sales and technical personnel, any of whom could be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. We cannot assure that we will continue to be successful in hiring and retaining properly trained personnel. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, WHICH COULD ADVERSELY AFFECT OUR COMPETITIVE ADVANTAGE.

         We rely on a combination of patent, copyright, trademark and trade secret laws, non-disclosure and confidentiality agreements and other restrictions on disclosure to protect our intellectual property rights. We cannot assure that our patent applications will be approved, that any patents that may be issued will protect our intellectual property, that any issued patents will not be challenged by third parties or that any patents held by us will not be found by a judicial authority to be invalid or unenforceable. Other parties may independently develop similar or competing technology or design around any patents that may be issued to or held by us. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Moreover, if we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

THE LONG SALES CYCLES FOR OUR PRODUCTS MAY CAUSE US TO INCUR SIGNIFICANT EXPENSES WITHOUT OFFSETTING REVENUES.

         Customers typically expend significant effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy initial sales cycle. While our customers are evaluating our products we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long-lead-time components or materials. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

IF WE FAIL TO ACCURATELY FORECAST COMPONENT AND MATERIAL REQUIREMENTS FOR OUR PRODUCTS, WE COULD INCUR ADDITIONAL COSTS AND SIGNIFICANT DELAYS IN SHIPMENTS, WHICH COULD RESULT IN LOSS OF CUSTOMERS.

         We must accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs, impair our available liquidity and could have a material adverse effect on our business, operating results and financial condition. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales, business and operating results and could have a material adverse effect on our business, operating results and financial condition

OUR  DEPENDENCE  ON  SOLE  SOURCE  SUPPLIERS   EXPOSES  US  TO  POSSIBLE  SUPPLY
INTERRUPTIONS THAT COULD DELAY OR PREVENT THE MANUFACTURE OF OUR SYSTEMS.

         Certain of the components used in our products are purchased from single sources. While we believe that most of these components are available from alternate sources, an interruption of these or other supplies could have a material adverse effect on our ability to manufacture some of our systems.

SOME OF OUR MEDICAL CUSTOMERS' WILLINGNESS TO PURCHASE OUR PRODUCTS DEPENDS ON THEIR ABILITY TO OBTAIN REIMBURSEMENT FOR MEDICAL PROCEDURES USING OUR PRODUCTS AND OUR REVENUES COULD SUFFER FROM CHANGES IN THIRD-PARTY COVERAGE AND REIMBURSEMENT POLICIES.

         Our medical segment customers include doctors, clinics, hospitals and other health care providers whose willingness and ability to purchase our products depends in part upon their ability to obtain reimbursement for medical procedures using our products from third-party payers, including private insurance companies, and in the U.S. from health maintenance organizations, and federal, state and local government programs, including Medicare and Medicaid. Third-party payers are increasingly scrutinizing health care costs submitted for reimbursement and may deny coverage and reimbursement for the medical procedures made possible by our products. Failure by our customers to obtain adequate reimbursement from third-party payers for medical procedures that use our products or changes in third-party coverage and reimbursement policies could have a material adverse effect on our sales, results of operations and financial condition.

WE HAVE LIMITED PRODUCT LIABILITY INSURANCE AND IF WE ARE HELD LIABLE IN A PRODUCTS LIABILITY LAWSUIT FOR AMOUNTS IN EXCESS OF OUR INSURANCE COVERAGE, WE COULD BE RENDERED INSOLVENT.

         There can be no assurance that we will not be named as a defendant in any litigation arising from the use of our products. Although we have our own product liability insurance policy with a limit of $1 million, should such litigation ensue and we are held liable for amounts in excess of such insurance coverage, we could be rendered insolvent. In addition, there can be no assurance that product liability insurance will continue to be available to us or that the premiums therefor will not become prohibitively expensive.

IF OUR FACILITIES WERE TO EXPERIENCE CATASTROPHIC LOSS, OUR OPERATIONS WOULD BE SERIOUSLY HARMED.

         Our facilities could be subject to a catastrophic loss such as fire, flood or earthquake. A substantial portion of our manufacturing activities and many other critical business operations are located near major earthquake faults in California, an area with a history of seismic events. Any such loss at our facility could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. Any such loss could have a material adverse effect on our sales, results of operations and financial condition.

         Since a significant portion of our research and development is done in Israel, we are also exposed to terrorism, which could also have a material adverse effect on our business operations.

                         RISKS RELATED TO THIS OFFERING

WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

         The offering price of our common stock may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the offering price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

         o        a quarterly variations in operating results;

         o        changes in financial estimates by securities analysts;

         o        changes in market valuations of other similar companies;

         o announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

         o        additions or departures of key personnel;

         o any deviations in net sales or in losses from levels expected by securities analysts; and

         o        future sales of common stock.

         In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

BECAUSE OUR SECURITIES TRADE ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY MARKET MAY BE LIMITED.

         The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol "OISI" since May 28, 1998 and prior thereto on the Nasdaq Small-Cap Market. In May 1998, the NASD notified us that we no longer satisfied Nasdaq Small-Cap Market listing requirements and, in accordance with the terms of the Nasdaq Listing Qualifications Panel decision, our common stock was delisted therefrom on May 27, 1998. Further, due to our inability to comply with the Boston Stock Exchange listing requirements, our common stock was delisted therefrom on March 3, 1998. As a result, it may be more difficult for an investor to dispose of our securities, or to obtain accurate quotations on their market value. Furthermore, the prices for our securities may be lower than might otherwise be obtained.

         Moreover, because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

BECAUSE OUR SHARES ARE DEEMED "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

IF AN EVENT OF DEFAULT OCCURS UNDER THE CONVERTIBLE NOTES ISSUED TO LAURUS ON SEPTEMBER 25, 2003 OR APRIL 27, 2004, IT COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

         On September 25, 2003 we issued a $1,200,000 convertible note to Laurus. On April 27, 2004 we issued a $1,000,000 convertible note to Laurus. Events of default under the notes include:

         o        failure to pay interest and principal payments when due;

         o a breach by us of any material covenant or term or condition of the notes or in any agreement made in connection therewith;

         o a breach by us of any material representation or warranty made in the notes or in any agreement made in connection therewith;

         o we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

         o any form of bankruptcy or insolvency proceeding is instituted by or against us;

         o any money judgment shall be entered or filed against us for more than $125,000;

         o our failure to timely deliver shares of common stock when due upon conversions of the note; and

         o our common stock is suspended for 5 consecutive days or 5 days during any 10 consecutive days from a principal market.

         If we default on the notes and the holder demands all payments due and payable, we will be required to pay 112% of the outstanding principal amount of each note and any interest accrued thereon. The cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day to day operations, such a default on the notes could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

WE HAVE ADDITIONAL SECURITIES AVAILABLE FOR ISSUANCE, INCLUDING PREFERRED STOCK, WHICH IF ISSUED COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

         Our articles of  incorporation  authorize  the  issuance of  35,000,000 shares of common stock and 20,000,000 shares of preferred stock. The common stock and the preferred stock can be issued by, and the terms of the preferred stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, our board of directors without shareholder approval. Any issuance of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. Accordingly, shareholders, including those purchasing the securities offered hereby, will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our common stock and preferred stock, in the event that buyers can be found therefor. Any future issuances of common stock or preferred stock would further dilute the percentage ownership of our company held by the public shareholders. Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our company through acquisition of shares of common stock.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors. You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations of those terms, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Description of Business."

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section above could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holders will receive those proceeds directly. We may receive proceeds in connection with the exercise of warrants whose underlying shares may in turn be sold by selling security holder. Although the amount and timing of our receipt of any such proceeds are uncertain, such proceeds if received will be used for general corporate purposes.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The shares of our common stock have been listed and principally quoted on the Nasdaq OTC Bulletin Board under the trading symbol "OISI" since May 28, 1998 and prior thereto on the Nasdaq Small-Cap Market. In May 1998, the NASD notified us that we no longer satisfied Nasdaq Small-Cap Market listing requirements and, in accordance with the terms of the Nasdaq Listing Qualifications Panel decision, our common stock was delisted therefrom on May 27, 1998. Further, due to our inability to comply with the Boston Stock Exchange listing requirements, our common stock was delisted therefrom on March 3, 1998.

         The following table sets forth the high and low prices for our common stock as reported on the Nasdaq OTC Bulletin Board. These prices reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

                                    YEAR ENDING                  YEAR ENDED                    YEAR ENDED
                                 DECEMBER 31, 2004           DECEMBER 31, 2003              DECEMBER 31, 2002
                               ----------------------     ------------------------      ------------------------
                                  HIGH          LOW         HIGH            LOW           HIGH            LOW
                                   ASK          BID         ASK             BID           ASK             BID
                               ----------    --------     ----------      --------      --------        --------
First Quarter                     1.35         0.75         0.33            0.20          0.22           0.03
Second Quarter                    1.55*        0.86*        0.91            0.30          0.20           0.12
Third Quarter                       --           --         1.25            0.61          0.24           0.11
Fourth Quarter                      --           --         1.50            0.92          0.45           0.11

* April 1, 2004 through June 1, 2004.

         On June 1, 2004, the closing price for our common stock, as reported by the Nasdaq OTC Bulletin Board, was $1.02 per share and there were approximately 135 shareholders of record.

         Dividend Policy

         We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We expect to retain our earnings, if any, to provide funds for the expansion of our business. Future dividend policy will be determined periodically by the Board of Directors based upon conditions then existing, including our earnings and financial condition, capital requirements and other relevant factors.

         Equity Compensation Plans

         The following table sets forth certain information, as of June 1, 2004, with respect to our equity compensation plans:

                                                                                               NUMBER OF SECURITIES
                                        NUMBER OF SECURITIES TO       WEIGHTED-AVERAGE       REMAINING AVAILABLE FOR
                                        BE ISSUED UPON EXERCISE      EXERCISE PRICE OF           FUTURE ISSUANCE
                                        OF OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,           UNDER EQUITY
            PLAN CATEGORY                 WARRANTS AND RIGHTS       WARRANTS AND RIGHTS        COMPENSATION PLANS
-------------------------------------   ------------------------    -------------------     --------------------------
Equity compensation
plans approved by
security holders..............                      92,319(1)                $.91                      750,000(2)
Equity compensation
plans not approved by
security holders..............                   1,623,633(3)                $.44                    1,009,999(4)
                                        ------------------------    -------------------     --------------------------

  Total.......................                   1,715,952                   $.46                    1,759,999
                                        ========================    ===================     ==========================

--------------------

(1) Represents options granted under our 1992 Stock Option Plan under which no further options may be granted.

(2) Represents shares available for grant under our 2003 Stock Option Plan to our employees, directors, consultants and non-employee directors. Upon the expiration, cancellation or termination of unexercised options, shares subject to options under the plan will again be available for the grant of options under the applicable plan.

(3) Includes 60,000 shares subject to options granted under our 1997 Stock Option Plan under which no further options may be granted. Also includes 75,000 and 1,383,333 shares subject to options granted under the 1995 Stock Option Plan (the "1995 Plan") and the 2000 Stock Option Plan (the "2000 Plan"), respectively. Also includes 105,300 options granted under individual stock option plans.

(4) Includes 920,000 and 89,999 shares available for future grant under the 1995 Plan and the 2000 Plan respectively, to our employees, directors, consultants and non-employee directors. Upon the expiration, cancellation or termination of unexercised options, shares subject to options under the 1995 Plan and the 2000 Plan will again be available for the grant of options under the applicable plan.


                                    DILUTION

         Sales of the shares of common stock by the selling security holders in this offering will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling security holders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling security holders. Prospective investors in the shares held by the selling security holders should be aware, however, that the price of shares being offered by the selling security holders may not bear any rational relationship to our net tangible book value per share.

                             DESCRIPTION OF BUSINESS

(A)      BUSINESS DEVELOPMENT

         We were incorporated under the laws of the State of California on July 14, 1986. We are headquartered in Sacramento, California and are engaged in the business of designing, developing, manufacturing and marketing digital imaging systems and image enhancement and analysis software for use by practitioners in the ocular health field. Our products are used for a variety of standard diagnostic test procedures performed in most eye care practices.

         Since our inception, we have developed products that have addressed primarily the needs of the ophthalmic angiography markets, both fluorescein and indocyanine green. The current flagship products in our angiography line are our WinStation digital imaging systems. These WinStation products are targeted primarily at retinal specialists and general ophthalmologists in the diagnosis and treatment of retinal diseases and other ocular pathologies.

         We believe, however, that as the U.S. healthcare system moves toward managed care, the needs of managed care providers are changing the nature of demand for medical imaging equipment and services. New opportunities in telemedicine (the electronic delivery and provision of health care and consultative services to patients through integrated health information systems and telecommunications technologies) combined with lower cost imaging devices and systems, are emerging to allow physicians and managed care organizations to deliver a high quality of patient care while reducing costs. We are applying our technology in the ophthalmic imaging field to the development of new ocular imaging devices and exploring telemedicine/managed care applications targeted at the mass markets of general ophthalmology and optometry.

         Our objective is to become a leading provider of a diverse range of complimentary ophthalmic products and services for the ocular health care industry. We are currently focusing our development efforts on related products for the ocular healthcare market, as well as features and enhancements to our existing products. We have also entered into the EPM (Enterprise Practice Management) and the EMR (Electronic Medical Records) markets. To that end, we have signed an agreement on June 30, 2003 with NextGen Healthcare Information Systems, Inc., a leading provider of such software platforms to the practitioners market and sale of their products to the ophthalmic market.

(B)      BUSINESS OF ISSUER

PRODUCTS

         WinStation Systems

         Our WinStation systems and products, delineated by resolution, are primarily used by retina specialists and general ophthalmologists to perform a diagnostic test procedure known as fluorescein angiography. This procedure is used to diagnose and monitor pathology and provide important information in making treatment decisions. Fluorescein angiography is performed by injecting a fluorescent dye into the bloodstream. As the dye circulates through the blood vessels of the eye, the WinStation system connected to a medical image capture device called a fundus camera, takes detailed images of the patient's retina. These digital images can provide a "road map" for laser treatment.

         Over the past 35 years, fluorescein angiography has been performed using photographic film, which requires special processing and printing. Our WinStation systems allow for immediate diagnosis and treatment of the patient. Images are automatically transferred to a database and permanently stored on CD-ROM or DVD-ROM. We offer a variety of networking and printer options.

         Our WinStation systems also are used by ophthalmologists to perform indocyanine green ("ICG") angiography. ICG angiography is a diagnostic test procedure used in the treatment of patients with macular degeneration (a leading cause of blindness afflicting over 5 million people in the United States). ICG angiography, used for approximately 5% of patient angiography, is a dye procedure that can only be performed using a digital imaging system.

         Digital Fundus Imager

         The DFI is intended for use by a majority of eye care practitioners, including most ophthalmologists and optometrists. The DFI is a significantly lower cost alternative to currently available fundus cameras for use in color fundus imaging and fluorescein angiography, with the emphasis on imaging the back of the eye. The system is unique in that it is the first "digital only" fundus camera which utilizes a proprietary optical design allowing patients to be imaged through a small pupil. The DFI is also capable of real-time video capture, database management and archiving. These features can benefit practitioners, particularly in the areas of patient screening, tracking and monitoring relative to certain ocular pathologies, primarily retina, as well as patient record retention.

         Digital Slit Lamp Imager

         The DSLI is targeted at a market similar to that of the DFI with an emphasis on imaging the front of the eye. Slit lamps are imaging devices used in virtually all ophthalmic and optometric practices. The DSLI adapts to most slit lamp models and, similar to the DFI, is capable of real-time video capture, database management and archiving. Similar to the DFI, the DSLI is intended for use by a majority of eye care practitioners, including optometrists practicing in retail optometry chain outlets in the United States, teaching institutions and military hospitals.

         Markets

         Having reviewed a broad selection of third party sources, including reports by American Medical Information, we believe there are approximately
16,000 ophthalmologists in the United States and 28,000 ophthalmologists practicing medicine in countries outside the United States. This group has been traditionally divided into two major groups: anterior segment (front of the eye) and posterior segment (back of the eye). Within these groups there are several sub-specialties including medical retina, retina and vitreous, glaucoma, neurology, plastics, pediatric, cataract, cornea and refractive surgery. There are approximately 29,000 practicing optometrists (OD) in the United States, with the preponderance of practicing optometrists worldwide located in the United States.

         The WinStation market consists of current fundus camera owners and anticipated purchasers of fundus cameras suitable for interfacing with our digital imaging system products. We believe there are now over 8,500 fundus cameras in clinical use in the United States with an equal number in the international market. It is estimated that new fundus camera sales fluctuate between 800 and 1,200 units per year at an average per unit selling price of approximately $24,000. Of total cameras worldwide, including new and previously owned, a significant number are suitable to be interfaced in our digital imaging systems.

         Currently we know of five manufacturers of fundus cameras. These manufacturers produce a total of 22 models, 9 current and 13 legacy models for which we have designed optical and electronic interfaces for each of them.

         The primary target market for digital angiography systems are retinal specialists who number approximately 2,000 in the United States. Our digital imaging system sales have been driven in this segment by both fluorescein and ICG angiography. We expect the demand for digital angiography to continue, as it is becoming a standard of care. The primary target markets for the DFI and DSLI products are optometrists, the majority of whom are among the approximately 29,000 practicing in the United States, which number includes those employed by or affiliated with retail optometry organizations; retinal specialists and general ophthalmologists who, combined, number approximately 16,000 in the United States; 5,000 retail optometry chain outlets in the United States; and teaching institutions and military hospitals. The DFI is a significantly lower cost alternative to currently available fundus cameras for use in posterior segment color fundus imaging and fluorescein angiography. In addition, both the DFI and DSLI provide the features, capabilities and benefits of digital imaging.

         Sales, Marketing and Distribution

         We utilize a direct sales force in marketing our products throughout the United States and Canada. At June 1, 2004, our sales and marketing organization consisted of a national sales manager as well as 7 territory sales representatives and 7 product specialists located throughout the United States. These regional representatives and product specialists provide marketing, sales, maintenance, installation and training services. We also utilize our own-trained contractors to provide certain installation and training services. Additionally, we subcontract service maintenance in several cities in the United States and Canada for routine component replacement.

         Internationally, we utilize ophthalmic distributors that sell our products in various foreign countries. Each country has trained sales and technical service staff for their respective territories. MediVision Medical Imaging Ltd., an Israeli company, and principal shareholder of our company, serves as the principal distributor of our products in Europe and certain other international markets.

         To promote sales, we prepare brochures, data sheets and application notes on our products, participate in industry trade shows and workshops, and advertise in trade journals, press releases, direct mail solicitations, journal articles, and scientific papers and presentations.

         Manufacturing and Production

         We are primarily a systems integrator with proprietary software, optical interfaces and electronic fundus camera interfaces. We also manufacture our DFI optical head. Certain components are subcontracted to outside vendors and assembled at our facility. We inventory and assemble components in a 10,200 square foot facility located in Sacramento, California. For production of certain components of our products, our manufacturing strategy is to use subcontractors to minimize time and reduce capital requirements.

         We have been audited by the Food and Drug Administration (the "FDA") and were deemed to conform to Good Manufacturing Practices. We have 510(k)'s on file for our digital angiography products, including our DFI and DSLI.

         Components, Raw Materials and Suppliers

         As a systems integrator, a significant number of the major hardware components in our products are procured from sole source vendors. Whenever possible, however, we seek multiple vendor sources from which to procure our components. Moreover, we work closely with our principal component suppliers and the rest of our vendors to maintain dependable working relationships and to continually integrate into the manufacturing of our products, whenever possible, the most current, proven, pertinent technologies. But, as with any manufacturing concern dependent on subcontractors and component suppliers, significant delays in receiving products or unexpected vendor price increases could adversely affect us.

         Warranties

         We generally provide a 12-month limited warranty for parts, labor and shipping charges in connection with the initial sale of our products. Peripheral products such as monitors, printers and computers also carry the original manufacturer's warranty.

         In the North American market, in order to ensure quality control and the proper functioning of our products on-site at a doctor's office, we generally install the system and train the doctor and the doctor's staff. We also offer service plans for sale to our customers as a supplement to the original manufacturer's warranties carried on certain of our component parts used in our products.

         Competition

         The healthcare industry is characterized by extensive research and development efforts and rapid technological change. Competition for products that can diagnose and evaluate eye disease is intense and is expected to increase. With respect to our WinStation products, we are aware of two primary competitors in the United States, which produce and are delivering digital fundus imaging systems in volume, Topcon and Zeiss. Both Topcon and Zeiss, however, manufacture fundus cameras and produce angiography products that interface mostly with their own fundus cameras. In contrast, our products interface with different models of fundus cameras from a wide variety of manufacturers. Three other companies are known to have systems in primarily the international market, and the U.S. market to a limited extent, each with small market penetration.

         The primary competition for the DFI comes from traditional fundus cameras manufactured by Topcon, Kowa, Zeiss, Canon and Nidek. None of the current digital fundus cameras include a digital imaging system or certain other DFI features, including live motion imaging. These fundus cameras, when combined with an imaging system comparable to the DFI, are significantly more expensive than the DFI. We are aware of two companies that currently have prototype units that could be similar in function to the DFI, one of these companies (Zeiss) has started to sell such a product recently.

         We are aware of five primary competitors for the DSLI, namely Veatch, MVC, Kowa, Helioasis and Lombard. Additionally, there are approximately four other companies which manufacture similar systems, but these systems currently have little market presence.

         Although we will continue to work to develop new and improved products, many companies are engaged in research and development of new devices and alternative methods to diagnose and evaluate eye disease. Introduction of such devices and alternative methods could hinder our ability to compete effectively and could have a material adverse effect on our business, financial condition and results of operations. Many of our competitors and potential competitors have substantially greater financial, manufacturing, marketing, distribution and technical resources than we have.

         Research and Development

         Our net research and development expenditures in the period ended March 31, 2004 and the years ended December 31, 2003 and 2002 were approximately $247,000, $702,000 and $559,000, respectively. We have focused our recent research and development efforts on new digital image capture products. We expect our research and development expenditures to grow as a result of our company paying for research and development conducted by MediVision and other outsourced consulting on our behalf

PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

         On June 15, 1993, we were issued United States Letters Patent No. 5,220,360 for "Apparatus and Method for Topographical Analysis of the Retina." This patent relates to the Glaucoma-Scope(R) apparatus, and methods used by the apparatus for topographically mapping the retina and comparing the mapping to previous mappings.

         Further, although we believe that our products do not and will not infringe on patents or violate proprietary rights of others, it is possible that our existing rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur or be claimed to occur by third parties.

         In the event that any of our products, infringe patents, trademarks or proprietary rights of others, we may be required to modify the design of such products, change the names under which the products or services are provided or obtain licenses. There can be no assurance that we will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do any of the foregoing could have a material adverse effect on our business. There can be no assurance that our patents or trademarks, if granted, would be upheld if challenged or that competitors might not develop similar or superior processes or products outside the protection of any patents issued to us. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent or trademark infringement or proprietary rights violation action. Moreover, if our products infringe patents, trademarks or proprietary rights of others, we could, under certain circumstances, become liable for damages, which also could have a material adverse effect on our business.

         We also rely on trade secrets, know-how, continuing technological innovation and other unpatented proprietary technology to maintain our competitive position. Certain of the proprietary software, optical interfaces and synchronization modules of our digital imaging systems are largely proprietary and constitute trade secrets, but the basic computer hardware, software, digital cameras and video components are purchased from third parties. No patent applications have been filed with respect thereto. We anticipate aggressively defending our unpatented proprietary technology, although there is no assurance that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets and other proprietary technology.

         We seek to protect our unpatented proprietary technology, in part, through proprietary confidentiality and nondisclosure agreements with employees, consultants and other parties. Our confidentiality agreements with our employees and consultants generally contain industry standard provisions requiring such individuals to assign to us without additional consideration any inventions conceived or reduced to practice by them while employed or retained by us, subject to customary exceptions. There can be no assurance that proprietary information agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

GOVERNMENT REGULATION

         The marketing and sale of our products are subject to certain domestic and foreign governmental regulations and approvals. Pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act ("FDCA"), we are required to file, and have submitted, a pre-marketing notification with the FDA which provides certain safety and effectiveness information concerning our diagnostic imaging systems, including our DFI and DSLI. The FDA has approved our pre-marketing notification submittals, thereby granting us permission to market our products, subject to the general controls and provisions of the FDCA. The classification of our products require, among other things, annual registration, listing of devices, good manufacturing practices, labeling and prohibition against misbranding and adulteration. Further, because we are engaged in international sales, our products must satisfy certain manufacturing requirements and may subject us to various filing and other regulatory requirements imposed by foreign governments as a condition to the sale of such products.

         We have registered our manufacturing facility with both the FDA and certain California authorities as a medical device manufacturer and operate such facility under FDA and California requirements concerning Quality System Requirements ("QSR"). As a medical device manufacturer, we are required to continuously maintain our QSR compliance status and to demonstrate such compliance during periodic FDA and California inspections. If the facilities do not meet applicable QSR regulatory requirements, we may be required to implement changes necessary to comply with such regulations.

         Although the FDA has made findings which permit us to sell our products in the marketplace, such findings do not constitute FDA approval of these devices and we can not predict the effect that future legislation or regulatory developments may have on our operations. Additional regulations, reconsideration of approvals granted under current regulations, or a change in the manner in which existing statutes and regulations are interpreted or applied may have a material adverse impact on our business, financial condition and results of operations. Moreover, new products and services developed by us, if any, also may be subject to the same or other various federal and state regulations, in addition to those of the FDA.

INSURANCE

         We maintain general commercial casualty and property insurance coverage for our business operations, as well as product liability insurance. As of June 1, 2004, we have not received any product liability claims and are unaware of any threatened or pending claims. To the extent that product liability claims are made against us in the future, such claims may have a material adverse impact on our business.

EMPLOYEES

         As of June 1, 2004, we had 43 full-time employees. We also engage the services of consultants from time to time to assist us on specific projects in the areas of research and development, software development, regulatory affairs and product services, as well as general corporate administration. Certain of these consultants periodically engage contract engineers as independent consultants for specific projects.

         We have no collective bargaining agreements covering any of our employees, have never experienced any material labor disruption, and are unaware of any current efforts or plans to organize our employees. We consider our relationship with our employees to be good.

TRANSACTIONS WITH LAURUS MASTER FUND, LTD.

         On September 25, 2003, we entered into a securities purchase agreement with Laurus. Pursuant to this agreement, we sold to Laurus a secured convertible term note in the principal amount of $1,200,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due September 25, 2006, convertible into shares of its common stock at a conversion price of $1.07 per share. Interest is payable at our option in cash or shares of common stock. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated September 25, 2003 between us and Laurus.

         Additionally, we issued a warrant to Laurus to purchase 375,000 shares of our common stock at exercise prices ranging between $1.23 and $1.61 per share. Laurus may exercise the warrant through September 25, 2010.

         On November 26, 2003 we registered for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated September 25, 2003 between the registrant and the purchaser.

         As of June 1, 2004 we have approximately $948,000 of principal outstanding and payable to Laurus under this secured convertible term note.

         On April 27, 2004, we entered into a securities purchase agreement with Laurus. Pursuant to this agreement, we sold to Laurus a secured convertible term note in the principal amount of $1,000,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due April 27, 2007, convertible into shares of our common stock at a conversion price of $1.22 per share. Interest is payable at our option in cash or shares of common stock. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated April 27, 2004 between us and Laurus.

         Additionally, we issued a warrant to Laurus to purchase 313,000 shares of our common stock at exercise prices ranging between $1.40 and $1.83 per share. Laurus may exercise the warrant through April 27, 2009.

         We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated April 27, 2004 between the registrant and the purchaser, of which this registration statement relates.


                             DESCRIPTION OF PROPERTY

         We lease under a noncancelable triple net lease expiring in May 2005, approximately 10,200 square feet of office, manufacturing and warehouse space in Sacramento, California. We also lease an approximately 200 square foot sales office in Simsbury, Connecticut on a month-to-month basis. We believe that our existing facilities are suitable and adequate to meet our current needs. We pay minimum monthly lease payments, with respect to these properties, in the aggregate of approximately $8,900. We believe our existing leased facilities are adequately covered by insurance. We have no current plans to significantly renovate, improve or develop any of our leased facilities. We do not have, and do not foresee acquiring, any real estate or investments in real estate, and are not engaged in any real estate activities.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         General

         To date, we have designed, developed, manufactured and marketed ophthalmic digital imaging systems and have derived substantially all of our revenues from the sale of such products. The primary target market for our digital angiography systems and related products has traditionally been retinal specialists.

         In October 2001, MediVision, our parent company, signed an agreement for the acquisition of a minority interest by Agfa Gevaert N.V. creating an alliance for joint development and marketing of an integrated, digital Ophthalmology PACS solution. The marketing efforts under this agreement are anticipated to be implemented beginning in the US market, and are to include efforts by us. The extent and focus of future research and development efforts will depend, in large measure, on direction from MediVision, including potential collaborative projects between MediVision and us.

         In June 2003, we signed a licensing agreement with NextGen Healthcare Information Systems, Inc., a subsidiary of Quality Systems, Inc. Under the terms of the agreement, we will become a value added reseller of two computer-based practice management and medical records products: NextGen(R) Electronic Medical Records (EMR) and NextGen(R) Enterprise Practice Management (EPM).

         This strategic business alliance diversifies our product portfolio, enabling us to offer a wider variety of products and comprehensive solutions to our customer base of ophthalmology departments and practices. The NextGen(R) EMR system creates and maintains complete medical records with minimal effort while it streamlines workflow, controls utilization, and manages critical data related to patient care outcomes. The NextGen(R) EPM system is a complete physician management system that provides a common registration system, enterprise-wide appointment scheduling, referral tracking, clinical support, a custom report writer, and patient financial management based on a managed care model.

         In September 2003, we entered into a $1,200,000 debt agreement with Laurus in the form of a three-year convertible note with a fixed coupon price of 6.5% per annum. The convertible note may be converted by Laurus into shares of our common stock at a fixed conversion price of $1.07. We also issued seven-year warrants to Laurus to purchase 375,000 shares of our common stock at exercise prices ranging between $1.23 and $1.61 per share.

         At March 31, 2004, we had a stockholders' equity of approximately $403,000 and our current assets exceeded our current liabilities by approximately $666,000. The convertible note transaction that we entered into with Laurus during September 2003 has had a favorable impact on our current ratio. There can be no assurance that we will be able to achieve or sustain significant positive cash flows, revenues or profitability in the future.

         Critical Accounting Policies, Disclosure and Internal Controls

         Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We recognize revenue when products are shipped. Estimates are used relative to the expected useful lives of depreciable assets. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact transactions could change.

         Our Chief Executive Officer and Chief Financial Officer, based on their evaluation within 90 days prior to the date of this report of our disclosure controls and procedures (as defined in Exchange Act Rule 13a--14(c)), have concluded that our disclosure controls and procedures are adequate and effective for purposes of Rule 13a--14(c) in timely alerting them to material information relating to us required to be included in our filings with the SEC under the Securities Exchange Act of 1934.

         There were no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

         Financial Accounting Pronouncement FAS 148

         In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123" (SFAS" No. 148"). This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reporting containing financial statements for interim periods beginning after December 15, 2002. Because we account for the compensation cost associated with our stock option plans under the intrinsic value method, the alternative methods of transition will not apply to us. The additional disclosure requirements of the statement are included in these financial statements. We do not believe that the adoption of this Statement had a material impact on our consolidated financial position or results of operations.

         New Accounting Pronouncement FAS 149

         On April 30, 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement on Derivative Instruments and Hedging Activities." This Statement amends and clarifies the accounting for derivative instruments by providing guidance related to circumstances under which a contract with a net investment meets the characteristics of a derivative as discussed in Statement 133. The Statement also clarifies when a derivative contains a financing component. The Statement is intended to result in more consistent reporting for derivative contracts and must be applied prospectively for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. In our opinion, adoption of this statement is not expected to have a material effect on our financial position or results of operations.

         New Accounting Pronouncement FAS 150

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The remaining provisions of this Statement incorporate the FASB's intention to revise the definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. This Statement concludes the first phase of the FASB's redeliberations of the Exposure Draft, Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. In our opinion, adoption of this statement did not have a material effect on our consolidated financial position or results of operations.

         Disposal Obligations

          In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires liabilities for costs related to exit or disposal activities to be recognized when the liability is incurred. SFAS No. 146 supersedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, and is effective for our company in fiscal 2003. We adopted SFAS No. 146 as of the first day of fiscal 2003 and do not expect that the adoption of this statement will have a significant impact on our financial position or results of operations.

         Guarantor Accounting

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 changes current practice in accounting for, and disclosure of, guarantees. FIN 45 will require certain guarantees to be recorded at fair value on our balance sheet, a change from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable, as those terms are defined in SFAS No. 5, Accounting for Contingencies. FIN 45 also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote, which is another change from current practice. The disclosure requirements of FIN 45 are effective immediately and are included in Note 8, "Litigation and Contingencies." The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 28, 2002. We expect that the new recognition and measurement provisions will not have a significant impact on our future financial position or results of operations.

         Consolidation of Variable Interest Entities

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). This standard clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and addresses consolidation by business enterprises of variable interest entities. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among the parties involved. FIN 46 also enhances the disclosure requirements related to variable interest entities. This statement is effective for variable interest entities created or in which an enterprise obtains an interest after January 31, 2003. FIN 46 will be effective for our company beginning September 7, 2003 for all interests in variable interest entities acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material impact on our financial position or results of operations

         Selected Financial Data

                                             THREE MONTHS ENDED MARCH 31,
                                                      UNAUDITED                    YEARS ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------
                                                2004              2003              2003               2002
                                          ---------------------------------------------------------------------

STATEMENT OF OPERATIONS DATA:
-----------------------------

Net revenues                              $ 2,397,069       $ 2,385,713       $ 9,944,827        $ 8,465,707
Cost of sales                                 957,546           959,659         3,955,680          3,535,316
                                          ---------------------------------------------------------------------
Gross profit                                1,439,523         1,426,054         5,989,147          4,930,391
Operating expenses:
  Sales, marketing, general and
  administrative                              907,147         1,009,430         3,984,482          3,426,616
  Research and development                    247,236            80,908           702,020            558,999
                                          ---------------------------------------------------------------------
Total operating expenses                    1,154,383         1,090,338         4,686,502          3,985,615
                                          ---------------------------------------------------------------------

Income from operations                        285,140           335,716         1,302,645            944,776
Interest and other expense, net               (45,325)          (43,046)         (269,451)          (360,953)
Net income before taxes                       239,815           292,670         1,033,194            583,823
Income tax benefit (expense)                        -                 -           405,000            (19,000)
                                          ---------------------------------------------------------------------
Net income                                $   239,815       $   292,670       $ 1,438,194        $   564,823
                                          =====================================================================
Basic earnings per share                  $       .02       $       .04       $       .13        $       .07
Shares used in the calculation of basic
   earnings per share                      14,436,547         8,138,305        11,267,493          8,138,305

Diluted earnings per share                $       .02       $       .04       $       .12        $       .07
                                          =====================================================================
Shares used in the calculation of
   diluted earnings per share              15,465,852         8,138,305        11,877,205          8,138,305
                                          =====================================================================

STATEMENT OF CASH FLOWS DATA:
-----------------------------

Net cash provided by operating
   activities                             $    55,265       $   350,723       $   367,129        $   725,846
Net cash used in investing activities          (1,293)           (4,640)         (175,360)           (72,331)
Net cash (used in) provided by
   financing activities                      (344,508)         (201,409)          697,031           (342,207)
Net (decrease) increase in cash and
   cash equivalents                       $  (290,536)      $   144,674       $   888,800        $   311,308
                                          =====================================================================

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2004 TO THREE MONTHS ENDED MARCH 31, 2003

         Revenues

         Our revenues for the first quarter ended March 31, 2004 were $2,397,069, representing an insignificant change from revenues of $2,385,713 for the first quarter ended March 31, 2003. Digital angiography systems and peripherals accounted for approximately 89% and 94% of our revenue for the first quarters of 2004 and 2003, respectively. Service revenues accounted for approximately 11% and 6% of our revenue for the first quarters of 2004 and 2003, respectively. Revenues from sales of our products to MediVision were approximately $183,000 during the three-month period ended March 31, 2004 and $53,000 for the comparable three-month period ending March 31, 2003.

         Gross Margins

         Gross margins were approximately 60% during each of the first quarters ended March 31, 2004 and March 31, 2003. We continue to monitor our expenses in this area in contemplation of current and future business conditions. It is anticipated that our gross margins will decrease as our sales of the NextGen Healthcare Information Systems, Inc. software products become more significant, since the gross margins associated with such sales are less than the majority of the products that we currently market.

         Sales, Marketing and General and Administrative Expenses

         Sales, marketing and general and administrative expenses accounted for approximately 38% of total revenues during the first quarter of fiscal 2004 as compared to approximately 42% during the first quarter of fiscal 2003. Actual expense levels decreased to $907,147 during the first quarter of 2004 versus $1,009,430 during the first quarter of 2003. Primary contributing factors to the decreased expenses were reductions in sales returns reserve requirements.

         Research and Development Expenses

         Research and development expenses were $247,236 in the first quarter of fiscal 2004 and $80,908 in the first quarter of fiscal 2003. Such expenses accounted for approximately 10% and 3% of revenues during the first quarter of 2004 and 2003, respectively. We have focused our recent research and development efforts on new digital image capture products. We expect our research and development expenditures to grow as a result of us paying for research and development conducted by MediVision and other outsourced consulting on our behalf.

         Interest and Other Expense, net

         Interest and other expense was $45,325 during the first quarter of fiscal 2004 versus $43,046 during the first quarter of fiscal 2003. These amounts were comprised principally of interest expense, mainly associated with the convertible loan from Laurus and with financing arrangements provided to certain of our customers in connection with sales of our products.

         Net Income

         We recorded net income of $239,815, or $0.02 per share basic and diluted earnings, for the first quarter ended March 31, 2004 as compared to net income of $292,670 or $0.04 per share basic and diluted earnings for the first quarter ended March 31, 2003. The decrease in earnings was the result of our concentrated efforts associated with research and development expenditures. The decrease in earnings per share is mainly attributable to a substantial increase in the weighted number of shares of common stock outstanding between both periods.

         The results of operations do not include any amounts with respect to a potential contingent liability in connection with the collection of taxes from our customers, which amount has been estimated on the basis of numerous factors and assumptions that might, in the least favorable combination, reach $579,000. We believe that the probability of such an assessment is remote and accordingly, have not recorded a liability in our financial statements. However, there can be no assurance that the amount that might ultimately be assessed for prior periods would not materially affect our results of operations or cash flows in any given reporting period.

         Liquidity and Capital Resources

         Our operating activities generated cash of $55,265 during the three months ended March 31, 2004 as compared to generating cash of $350,723 in the three months ended March 31, 2003. The cash generated from operations during the first three months of 2004 was principally from net income for the period which amounts were principally offset by increased receivables and inventory. The cash generated from operations during the first three months of 2003 was principally from net income for the period and increases in current liabilities which amounts were partially offset by inventory procurements and certain other expenditures in connection with anticipated near-term sales demand for our products. Cash used in investing activities was $1,293 during the first three months of 2004 as compared to $4,640 during the first three months of 2003. Our investing activities consisted of minor purchases of equipment. We anticipate continued certain near-term capital expenditures in connection with increasing our pool of demonstration equipment, as well as our ongoing efforts to upgrade our existing management information and corporate communication systems. We anticipate that related expenditures, if any, will be financed from cash flow from operations or other financing arrangements available to us, if any.

         We used cash in financing activities of $344,508 during the first three months of fiscal 2004 as compared to using cash of $201,409 during the first three months of fiscal 2003. The cash used in financing activities during both periods was principally from repayments of borrowings under existing arrangements with MediVision and advances to MediVision during the current three months of fiscal 2004. Principal payments on the loan to Laurus were offset by the conversion of these payments into shares of our common stock during the current quarter.

         In June 2003, MediVision exercised its option, as stipulated in the Amendment No.1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 shares of our common stock.

         At March 31, 2004 we had recorded a net amount due from MediVision of approximately $157,000. This amount comprises approximately $517,000 due from MediVision for products and services offset by approximately $360,000 owed to MediVision for interest on the loans.

         On March 31, 2004 our cash and cash equivalents were $981,498. We anticipate that additional sources of capital beyond those currently available to us may be required to continue funding of research and development for new products and selling and marketing related expenses for existing products.

         We will continue to evaluate alternative sources of capital to meet our cash requirements, including other asset or debt financing, issuing equity securities and entering into other financing arrangements and are hopeful that we will be successful in this regard. There can be no assurance, however, that any of the contemplated financing arrangements described herein will be available and, if available, can be obtained on terms favorable to us.

COMPARISON OF YEAR ENDED DECEMBER 31, 2003 TO YEAR ENDED DECEMBER 31, 2002

         Revenues

         Our revenues for the year ended December 31, 2003 were $9,944,827 representing an increase of approximately 17% from revenues of $8,465,707 for the year ended December 31, 2002. The increased revenue levels for 2003 include revenues from initial deliveries of our newest digital angiography system, the WinStation 4000. Digital angiography systems and peripherals, including upgrades, accounted for approximately 92% and 93% of our total revenues during 2003 and 2002, respectively. Service revenue for the years ended 2003 and 2002 accounted for approximately 8% and 7% of our total revenue, respectively. The increased revenue levels during the 2003 period reflect the impact of a number of factors discussed in further detail below.

         Gross Margins

         Gross margins were approximately 60% during fiscal 2003 versus approximately 58% for fiscal 2002. The fiscal 2003 gross margin percentage reflects the continued impact of sales of higher margin products as well as economies of scale associated with the fixed and semi-variable overhead cost absorption over increased revenue levels. It is anticipated that our gross margins will decrease as our sales of the NextGen software products become more significant, since the gross margins associated with such sales are below the majority of the products that we currently market.

         Sales, Marketing, General and Administrative Expenses

         Sales, marketing, general and administrative expenses accounted for approximately 40% of total revenues during both fiscal 2003 and fiscal 2002. Expense levels increased to $3,984,482 during fiscal 2003, representing an increase of approximately 16% compared to expenses of $3,426,616 in 2002. Primary contributing factors to the increased expenses were salaries and support costs related to direct sales and other support personnel added during and subsequent to the third quarter of 2002, as well as other costs in connection with the increased sales levels in 2003.

         Research and Development Expenses

         Research and development expenses increased by approximately 26% to $702,020 during 2003 from $558,999 during 2002. Such expenses accounted for approximately 7% of total revenues during fiscal 2003 and fiscal 2002. We have focused our recent research and development efforts on new digital image capture products. We expect our research and development expenditures to grow as a result of us paying for research and development conducted by MediVision on our behalf. In addition, we anticipate an increase in reported expenses that were previously reimbursed to us by the Israel-U.S. Binational Industrial Research and Development Foundation in connection with the "Computer Guided Laser Therapy" project, that has since been completed.

         Interest and Other Expense, net

         Interest and other expense were $269,451 during 2003 compared to $360,953 during 2002. These amounts were comprised principally of interest expense associated with net borrowings from MediVision during fiscal 2003 and 2002, respectively and interest expense associated with financing arrangements provided to certain of our customers in connection with sales of our products. Interest income in both periods was insignificant.

         Income Taxes

         At December 31, 2003 and 2002, we reviewed recent operating results and projected future operating results. At the end of each of these years, we determined that it was more likely than not that a portion of the deferred tax assets attributable to net operating losses would likely be realized. Due to our limited history of profitable operations, we have recorded a valuation allowance of $4,734,000 and $5,053,000 at December 31, 2003 and 2002, respectively. The amount of the valuation allowance will be adjusted in the future when we determine that it is more likely than not the deferred assets will be realized.

         We had at December 31, 2003, a net operating loss carryover of approximately $5,410,500 for federal income tax purposes which expires between 2007 and 2020, and a net operating loss carryforward of approximately $2,088,800 for California state income tax purposes which expires through 2010. The State of California has suspended the application of net operating losses for the 2002 and 2003 fiscal years and extended the carry forward period two years. Federal tax credit carryforwards of approximately $174,900 will begin to expire in 2007. Due to changes in ownership which occurred in prior years, Section 382 of the Internal Revenue Code provides for significant limitations on the utilization of net operating loss carryforwards and tax credits. As a result of these limitations, a portion of these loss and credit carryovers will expire without being utilized.

         Net Income

         We reported net income of $1,438,194, or $0.13 per share basic and $0.12 per share diluted, during 2003, compared to a net income of $564,823, or $0.07 per share basic and diluted, during 2002. The per share figures are basic amounts in accordance with Financial Accounting Standards No. 128 (see Note 1 of Notes to Financial Statements included in Item 7 of this Form SB-2).

         The results of operations for 2003 reflect the positive impact of our ongoing attention and resources to core marketing, selling and corporate operations issues. Growing sales of our digital angiography products reflect the market acceptance of these products and the ongoing product quality improvements made to meet customers' requirements. There can be no assurance, however, that there will be continued market acceptance of our products or that any continued market acceptance will result in significant future unit sales or revenue contribution.

         The results of operations do not include any amounts with respect to a potential contingent liability in connection with the collection of taxes from our customers, which amount has been estimated on the basis of numerous factors and assumptions that might, in the least favorable combination, reach $570,000. We believe that the probability of such an assessment is remote and accordingly we have not recorded a liability in our financial statements. However, there can be no assurance that the amount that might ultimately be assessed for prior periods would not materially affect our results of operations or cash flows in any given reporting period (see Note 11 of Notes to Financial Statements included in Item 7 of this Form SB-2).

         Export Sales

         Revenues from sales to customers located outside of the United States accounted for approximately 9% and 11% of our net sales for 2003 and 2002, respectively. Sales to MediVision, included in these totals, accounted for approximately $482,000 and $514,000 for 2003 and 2002, respectively.

         Seasonality

         Our most effective marketing tool is the demonstration and display of our products at the annual meeting of the American Academy of Ophthalmology held during the fall of each year, with a significant amount of our sales orders generated during or shortly after this meeting. Accordingly, we expend a considerable amount of time and resources during the fourth quarter of our fiscal year preparing for this event.


                            SELLING SECURITY HOLDERS

         Laurus Master Fund, Ltd. may sell, from time to time under this prospectus, up to an aggregate of 1,292,673 shares of our common stock, representing 979,673 shares that may become issuable upon conversion of the principal of and interest on a three-year $1,000,000 secured convertible term note at a fixed conversion price of $1.22 per share and up to 313,000 shares of our common stock issuable upon the exercise of a warrant. The exercise prices of the warrant ranges between $1.40 and $1.83 per share.

         MediVision Medical Imaging Ltd. may sell, from time to time under this prospectus, pursuant to Amendment No. 1 to the Working Capital Funding Agreement, up to 4,450,000 shares of our common stock acquired by MediVision in June 2003 pursuant to the conversion of $1,150,000 of outstanding principal and accrued interest under a promissory note held by MediVision into 6,216,216 shares of our common stock at a conversion price of $0.185 per share. This prospectus covers the resale of 4,450,000 of such shares of common stock held by MediVision.

         S2 Partners, LP may sell, from time to time under this prospectus, pursuant to a Common Stock Purchase Agreement dated as of June 1, 2004 between S2 Partners, LP and MediVision, up to 550,000 shares of our common stock. Pursuant to the Common Stock Purchase Agreement, S2 Partners, LP purchased
550,000 shares of our common stock from MediVision at a price per share of $1.35.

         The following table sets forth, to our knowledge, certain information about the selling security holders as of June 1, 2004. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

         To our knowledge, Laurus Master Fund, Ltd. has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except that Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC. The address for Messrs. David Grin and Eugene Grin is 825 Third Avenue, 14th Floor, New York, New York 10022. Laurus has not held nor had any material relationship with us within the past three years.

         To our knowledge, the members of the Board of Directors of MediVision hold the voting and investment power with respect to our shares of common stock beneficially owned by MediVision. The members of MediVision's Board of Directors are Gil Allon, Ariel Shenhar, Jonathan Adereth, Noam Allon, Yigal Berman, Doron Maor, Marc De Clerck, Professor Michael Belkin and Orna Bar-David. MediVision, our majority shareholder, beneficially owns 12,180,151 shares of our common stock, which comprises approximately 83% of our total issued and outstanding shares of common stock. Gil Allon, a member of our Board of Directors since August 2000 and our Chief Executive Officer since January 2002, has served as the Vice President, Chief Operating Officer and a member of the Board of Directors of MediVision since MediVision's inception in June 1993. Gil Allon also owns 542,256 shares of common stock of MediVision, which is equal to approximately 8% of MediVision's issued and outstanding shares. Ariel Shenhar, a member of our Board of Directors since August 2000 and our Chief Financial Officer since July 2002, has served as a member of the Board of Directors of MediVision since August 1994 and the Vice President and Chief Financial Officer of MediVision since January 1997. Ariel Shenhar also owns 49,568 shares of common stock of MediVision, which is equal to approximately 1% of MediVision's issued and outstanding shares. Jonathan Adereth, our Chairman of the Board of Directors since August 2000, has served as a member of the Board of Directors of MediVision since July 1999. Noam Allon, a member of our Board of Directors since August 2000, has served as the President, Chief Executive Officer and a member of the Board of Directors of MediVision since MediVision's inception in June 1993. Noam Allon also owns 542,256 shares of common stock of MediVision, which is equal to approximately 8% of MediVision's issued and outstanding shares. MediVision also serves as the principal distributor of our products in Europe and certain other international markets. See Note 3 to the Notes to our financial statements for the three months ended March 31, 2004 for more information with respect to our relationship with MediVision.

         To our knowledge, Walrus Partners, LLC, the general partner of S2 Partners, LP, has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it.

R. Russell Last and Walter C. Ramsley are the principals of Walrus Partners, LLC. The address for Messrs. R. Russell Last and Walter C. Ramsley is c/o Walrus Partners, LLC, 8014 Olson Memorial Highway, #232, Golden Valley, Minnesota 55427. S2 Partners, LP has not held nor had any material relationship with us within the past three years.

         As of June 1, 2004, a total of 14,672,157 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering. Actual ownership of the shares is subject to conversion of the convertible note and exercise of the warrant.

         The terms of the convertible note and warrant issued to Laurus whose underlying shares of common stock are included for resale under this prospectus prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note and exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holders described below.

                                         SHARES BENEFICIALLY OWNED                           SHARES BENEFICIALLY OWNED
                                             PRIOR TO OFFERING                                 AFTER THE OFFERING (1)
                                         -------------------------                           -------------------------
                                                                        SHARES BEING
     NAME OF BENEFICIAL OWNER             NUMBER         % OF CLASS        OFFERED            NUMBER       % OF CLASS
----------------------------------------------------------------------------------------------------------------------
Laurus Master Fund, Ltd.                 1,352,673(2) (3)   8.5%(3)         1,292,673 (2)      60,000           *

MediVision Medical Imaging Ltd.         11,630,151         72.8%            4,450,000       7,180,151         41.5%

S2 Partners, LP                            550,000          3.4%              550,000               0           0

---------------------
* Less than one percent.

(1) Assumes all shares being offered by the selling security holders are sold.

(2) Includes 819,673 shares issuable upon conversion of the principal of a convertible note, 160,000 shares issuable upon conversion of accrued interest under the convertible note and 313,000 shares issuable upon exercise of a warrant.

(3) Assumes conversion of all of the outstanding principal and interest of the note and exercise of all of the warrant. As further discussed above, the note and warrant contain 4.99% provisions which restrict Laurus from beneficially owning in excess of 4.99% of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

         o        a combination of any of these methods of sale; or

         o        any other method permitted by applicable law.

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;

         o        a price related to the prevailing market price;

         o        at negotiated prices; or

         o a price the selling security holders determines from time to time.

         Laurus has agreed, pursuant to the securities purchase agreement between Laurus and us that Laurus or any of its affiliates and investment partners will not and will not cause any person or entity, directly or indirectly, to engage in "short sales" of our common stock for as long as the convertible note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If the selling security holders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If the selling security holders inform us that that they entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         Ophthalmic Imaging Systems is required to pay all fees and expenses incident to the registration of the shares and has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

         Darma Plus, Inc. d/b/a Draper & Associates acted as placement agent in connection with the transaction with Laurus and received a cash fee of $10,000.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 35,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. As of June 1, 2004, we had 14,672,157 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary description of our capital stock.

COMMON STOCK

         The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

         The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

         All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

PREFERRED STOCK

         Preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors, without shareholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. The issuance of shares of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.

         Preferred stock can be used as an anti-takeover measure. The board of directors has exclusive discretion to issue preferred shares with rights that may trump those of its common stock. The board of directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock shareholders from initiating a change in control of our company or reduce the rights of common shareholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

SECURED CONVERTIBLE TERM NOTE

         On April 27, 2004, we issued a secured convertible term note to Laurus in the principal amount of $1,000,000 pursuant to a private placement transaction with Laurus. The secured convertible term note matures on April 27, 2007 and bears interest at the rate of six and one-half percent (6.5%) per annum. Interest is payable monthly at our option in cash or shares of our common stock. If a registration statement covering the shares of common stock issuable upon conversion of the note is effective and the volume weighted average of the closing price of our common stock for the five trading days immediately preceding the end of the calendar month is at least $1.53, the interest rate shall be reduced by 25 basis points for each incremental increase.

         The note is convertible into shares of our common stock at a fixed conversion price of $1.22 per share. We granted to Laurus a subordinated second priority security interest in our assets to secure the obligations under the note pursuant to a security agreement dated April 27, 2004 between us and Laurus. We are required to make monthly amortization payments to Laurus commencing on August 1, 2004 in the amount of $30,303.03 plus any accrued but unpaid interest. Such amortization payments shall be payable monthly at our option in cash or shares of common stock.

         In the event that the closing price of our common stock is greater then 115% of the conversion price for a period of at least five consecutive trading days, we may, at our sole option, require the conversion at the fixed conversion price of all or a portion of the outstanding principal amount of the note, together with accrued interest on the amount being prepaid, as of the date we provide written notice of the call. The call date shall be at least eleven trading days following the date of the call notice provided that a registration statement covering the shares of common stock issuable upon conversion of the note is effective. Our right to issue a call notice is subject to the limitation that the number of shares of common stock issued in connection with any call notice shall not exceed 25% of the aggregate dollar trading volume of our common stock for the eleven trading days immediately preceding the call date. If the price of our common stock falls below 115% of the fixed conversion price during the eleven trading day period immediately preceding the call date, then Laurus will then be required to convert only such amount of the note as shall equal 25% of the aggregate dollar trading volume for each day that our common stock has exceeded 115% of the fixed conversion price.

         If such prepayment is made on or before April 27, 2005, we will have the option of prepaying the note in full by paying to Laurus a sum of money equal to 112% of the principal amount of the note plus all accrued and unpaid interest thereon. If such prepayment is made after April 27, 2005 and on or before April 27, 2006, we will have the option of prepaying the note in full by paying to Laurus a sum of money equal to 107% of the principal amount of the note plus all accrued and unpaid interest thereon. If such prepayment is made after April 27, 2006 and on or before April 27, 2007, we will have the option of prepaying the note in full by paying to Laurus a sum of money equal to 103% of the principal amount of the note plus all accrued and unpaid interest thereon.

         The terms of the convertible note prohibit conversion of the note to the extent that conversion of the note would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

WARRANT

         On April 27, 2004, we issued a warrant to Laurus to purchase up to 313,000 shares of our common stock pursuant to a private placement transaction with Laurus. Laurus may exercise the warrant through April 27, 2009. The exercise price under the warrant is as follows: a price of $1.40 per share for the first 83,000 shares acquired upon exercise of the warrant; a price of $1.59 per share for the next 105,000 shares acquired upon exercise of the warrant; and a price of $1.83 per share for any additional shares acquired upon exercise of the warrant. The terms of the warrant prohibit exercise of the warrant to the extent that exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days' prior written notice to us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

(A)      DIRECTORS AND EXECUTIVE OFFICERS.

         The following is a list of the names and ages of our directors and executive officers:

         Name            Age                    Position
--------------------------------------------------------------------------------
Gil Allon                42         Chief Executive Officer and Director
Ariel Shenhar            38         Chief Financial Officer, Vice President,
                                    Secretary, and Director
Jonathan Adereth         56         Director, Chairman of the Board
Noam Allon               44         Director
Alon Harris, Ph.D.       44         Director

         Gil Allon has served as a member of our Board of Directors since August 2000 and has served as our Chief Executive Officer since January 2002. Mr. Allon has acted in the capacity of our Chief Executive Officer since August 2000. Mr. Allon is also a member of the Compensation and Nomination Committees of our Board of Directors. Mr. Allon has also served as the Vice President, Chief
Operating Officer and a member of the Board of Directors of MediVision since MediVision's inception in June 1993. Mr. Allon received his B.A. and M.Sc. in Computer Science, both with distinction, from the Technion Israel Institute of Technology in Haifa, Israel in May 1987 and December 1989, respectively, and his M.B.A. with distinction in Business Management from the University of Haifa in September 1999.

         Ariel Shenhar has served as a member of our Board of Directors since August 2000, has served as our Vice President and Chief Financial Officer since July 2002 and has served as our Secretary since August 2002. Mr. Shenhar has also served as a member of the Board of Directors of MediVision since August 1994 and as its Vice President and Chief Financial Officer since January 1997. Mr. Shenhar served as a member of the Board of Directors of Fidelity Gold Real Estate Markets Ltd., an Israeli public company engaged in real estate, from 1994 to 1998, as an accountant at Nissan Caspi & Co. Certified Public Accountants in Jerusalem, Israel in 1996, and at Witkowski &Co. Certified Public Accountants in Tel Aviv, Israel from 1994 to 1995. Mr. Shenhar received his B.A. in Economics and Accounting in June 1992 and his M.B.A. in Finance, with distinction, in June 1999 both from the Hebrew University in Jerusalem, Israel, and has been a Certified Public Accountant since January 1997.

         Jonathan Adereth has served as Chairman of our Board of Directors since August 2000. Mr. Adereth is also Chairman of each of the Audit, Compensation and Nomination Committees of our Board of Directors. Mr. Adereth has also served as a member of the Board of Directors of MediVision since July 1, 1999. Mr. Adereth currently serves also as Chairman of the Board of Directors of Barnev Ltd., an Israeli corporation engaged in the business of labor monitoring systems. In addition, Mr. Adereth is a director of UCGT Ltd., an Israeli corporation and of Magnalab Inc., a US based corporation. Both companies are engaged in medical imaging technology. From 1994 to 1998, Mr. Adereth served as President and CEO and as a member of the Board of Directors of Elscint Ltd., one of Israel's largest medical equipment companies engaged in the development, manufacturing and marketing of medical imaging products such as CT scanners, MRI systems and gamma cameras. Prior thereto Mr. Adereth served as a senior officer of Elscint Ltd. in various positions and capacities, including as Senior Vice President of Sales and Marketing in 1994 and as Vice President of Sales, from 1986 to 1993. Mr. Adereth received his B.Sc. in Physics from the Technion Israel Institute of Technology in Haifa, Israel in May 1973.

         Noam Allon has served as a member of our Board of Directors since August 2000. Mr. Allon has also served as the President, Chief Executive Officer and a member of the Board of Directors of MediVision since MediVision's inception in June 1993. Mr. Allon received his B.Sc. in Computer Science with distinction from the Technion Israel Institute of Technology in Haifa, Israel in May 1986.

         Alon Harris has served as a member of our Board of Directors since November 2001. Professor Harris has been Director of the Glaucoma Research and Diagnostic Laboratories (the "Laboratory") in the Department of Ophthalmology at the Indiana University School of Medicine ("Indiana") since 1993. The Laboratory, founded by Professor Harris, specializes in investigation of ocular blood flow and its relationship to eye diseases such as glaucoma, age-related macular degeneration and diabetic retinopathy. He has been the Letzter Chair of Ophthalmology at Indiana since 2000 and has been a Professor of Ophthalmology and Physiology and Biophysics at Indiana since 1999. Professor Harris is the 1995 recipient of the Research to Prevent Blindness International Scholar Award and holds the Letzter Endowed Chair of Ophthalmology.

         There are no family relationships among any of the persons listed above except that Noam Allon and Gil Allon are brothers.

(B)      AUDIT COMMITTEE FINANCIAL EXPERT

         Our Board of Directors has determined that Jonathan Adereth, the Chairman of the Audit Committee, qualifies as an independent financial expert serving on its audit committee. This qualification is based upon his experience, more fully described above in his biography, in particular, in his capacity as President and Chief Executive Officer and board member of Elscint Ltd.

(C)      SECTION 16(A) COMPLIANCE.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities.

         We believe that during the year ended December 31, 2003, our acting officers, directors and holders of more than 10% of our outstanding common stock complied with all Section 16(a) filing requirements, except that Noam Allon, Gil Allon, Ariel Shenhar and Jonathan Adereth were late in filing reports concerning the grant to them of options to purchase 30,000, 70,000, 50,000 and 30,000 shares of our common stock, respectively, and MediVision was late in filing reports concerning its conversion of its Working Capital Note into 6,216,216 shares of our common stock.

(D)      CODE OF ETHICS

         We have adopted a Code of Ethics that applies to our principal executive officer and principal financial officer. Our Code of Ethics is attached as an exhibit to our Form 10-KSB for the year ended December 31, 2003. We will provide to any person upon request, without charge, a copy of the Code of Ethics. Such request is to be submitted in writing to us at: Ophthalmic Imaging Systems, Attention: Ariel Shenhar, 221 Lathrop Way, Suite I, Sacramento, Ca. 95815.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of June 1, 2004, by (i) each person who "beneficially" owns more than 5% of all outstanding shares of common stock, (ii) each director and the executive officer identified above, and (iii) all directors and the executive officer as a group.

             Name and Address of                        Amount and Nature of
               Beneficial Owner                           Beneficial Owner                    Percent of Class
----------------------------------------------    --------------------------------      -------------------------

MediVision Medical Imaging Ltd.                              11,630,151                            79.3%
P.O. Box 45, Industrial Park
Yokneam Elit
20692 Israel

Gil Allon                                                      305,000(1)                           2.0%
221 Lathrop Way, Suite I
Sacramento, CA 95815

Ariel Shenhar                                                  175,000(1)                           1.2%
221 Lathrop Way, Suite I
Sacramento, CA 95815

Jonathan Adereth                                               165,000(1)                           1.1%
221 Lathrop Way, Suite I
Sacramento, CA 95815

Noam Allon                                                     165,000(1)                           1.1%
221 Lathrop Way, Suite I
Sacramento, CA 95815

Alon Harris, Ph.D.                                              16,667(1)                             *
221 Lathrop Way, Suite I
Sacramento, CA 95815

Directors and Officers as a group                              826,667(1)                           5.3%
(total of 5 persons)

------------------
*        Represents less than 1%.
(1) Represents shares subject to stock options exercisable within 60 days from June 1, 2004.

                             EXECUTIVE COMPENSATION


(A)      SUMMARY COMPENSATION TABLE



                 NAME AND PRINCIPAL                   FISCAL                                          OTHER ANNUAL
                      POSITION                         YEAR      SALARY ($)       BONUS ($)         COMPENSATION ($)
------------------------------------------------    ---------  --------------   ------------      --------------------
  Gil Allon                                            2003       $132,000(1)     $55,440(2)             $34,860(3)
     Chief Executive Officer                           2002        122,769         39,892(4)              36,126(5)
                                                       2001        120,000         42,269(6)              40,639(7)
  Ariel Shenhar                                        2003       $115,500        $38,000                 $8,737(8)
      Vice-President, Chief Financial Officer          2002         48,231(9)      38,000(10)              5,528(11)

---------------
(1) Payments to and on behalf of Mr. Allon for his services to us in 2003 and 2002 were generally made directly by us to Mr. Allon. Payments to and on behalf of Mr. Allon for his services to us in 2001 were generally made directly by MediVision and charged to us.

(2) $44,921 of the estimated bonus was paid by us to Mr. Allon in 2003. The balance was accrued in the financial statements and paid in 2004.

(3) Represents $26,123 in housing expenses paid by MediVision and charged to us and approximately $8,737 in automobile expenses for Mr. Allon paid by us.

(4) $10,000 of this amount was paid by us to Mr. Allon in 2002 and the balance was paid in 2003.

(5) Represents $25,800 in housing expenses paid by MediVision and charged to us and approximately $10,326 in automobile expenses for Mr. Allon paid by us.

(6)      Paid by us to Mr. Allon in June 2002.

(7) Represents $21,925 in housing expenses and $5,514 in medical insurance premiums paid by MediVision and charged to us and approximately $13,200 in automobile expenses for Mr. Allon paid by us.

(8) Represents approximately $8,737 in automobile expenses for Mr. Shenhar paid by us.

(9)      Represents salary from July 22, 2002 through December 31, 2002.

(10)     Represents bonus accrued in the financial statements and paid in 2003.

(11) Represents approximately $5,528 in automobile expenses for Mr. Shenhar paid by us.

(B)      SUMMARY OPTION GRANTS

         During the year ended December 31, 2003, the following options were granted to named executive officers:

                    OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                             % OF TOTAL OPTIONS/
                                  NUMBER OF SECURITIES         SARS GRANTED TO
                                 UNDERLYING OPTIONS/SARS         EMPLOYEES IN         EXERCISE OR BASE
             NAME                      GRANTED (#)               FISCAL YEAR           PRICE ($/SHARE)    EXPIRATION DATE
----------------------------     -----------------------    ----------------------  --------------------  ---------------

Gil Allon                                70,000                      28%                     $.41         April 9, 2013
   Chief Executive Officer

Ariel Shenhar                            50,000                      20%                     $.41         April 9, 2013
   Vice President,
   Chief Financial Officer

-----------------

(C)      AGGREGATED OPTION EXERCISES AND FISCAL YEAR END VALUES

                  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

                                                                         NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                        OPTIONS/SARS AT FY-END    OPTIONS/SARS AT FY-END
                                  SHARES ACQUIRED         VALUE             (#)EXERCISABLE/          ($) EXERCISABLE/
             NAME                 ON EXERCISE (#)     REALIZED ($)         UNEXERCISABLE (1)           UNEXERCISABLE
------------------------------  ------------------  ---------------   -------------------------  --------------------------
Gil Allon
Chief Executive Officer                   --                 --               286,667/73,333(2)         $228,014/58,226

Ariel Shenhar
Vice President, Chief                     --                 --               166,667/33,333            $132,334/26,466
Financial Officer

--------------
(1) All options had a market value of $1.20 per share at December 31, 2003. The exercise price on all shares was $.406 per share.

(2) Includes 13,334 shares exercisable and 26,666 shares unexercisable by indirect ownership through spouse.

(D)      COMPENSATION OF DIRECTORS

         We have entered into an  employment  agreement  with Mr.  Allon,  dated
December 1, 2001, for his services as Chief Executive Officer, for a term of approximately one year, which agreement may be renewed for successive one year intervals upon mutual agreement of the parties. Under the terms of the agreement, revised in May 2004, Mr. Allon is to receive an annual salary of $140,000 effective April 1, 2004 and a bonus to be determined annually by our Board of Directors based on us meeting certain performance goals. Mr. Allon will also be eligible to participate in our health and welfare insurance plans and is provided an automobile for business use. The agreement between the parties was renewed on December 15, 2002, but was revised to provide for an indefinite term.

         We also entered into an employment agreement with Mr. Shenhar for his services as Chief Financial Officer, for a term of approximately one year, commencing on July 22, 2002, and expiring on June 30, 2003. Under the terms of the agreement, revised in December 2003 to provide for an indefinite term, Mr. Shenhar's salary was increased from $114,000 to $120,000 annually effective October 1, 2003, and he is to receive a bonus to be determined annually by our Board of Directors based on us meeting certain performance goals. Mr. Shenhar will also be eligible to participate in our health and welfare insurance plans and is provided an automobile for business use.

         In addition, Jonathan Adereth received $36,000 for his services as Chairman of the Board and an additional $2,000 for meetings attended in 2003.

         Pursuant to a letter agreement executed on October 24, 2001, between Dr. Harris and us, and as subsequently modified by the parties, we agreed to the following in connection with his service as a director: (i) to grant to Dr. Harris options to purchase up to 20,000 shares of our common stock, at a per share exercise price not less that fair market value on the date of the grant,
(ii) to pay to Dr. Harris, in four equal quarterly installments, an annual retainer in the aggregate amount of $4,000, (iii) to pay to Dr. Harris a per meeting fee of $500 for attending non-telephonic meetings of the Board, (iv) to pay to Dr. Harris an hourly fee of $100 for attending telephonic meetings of the Board, and (v) to reimburse Dr. Harris for reasonable expenses incurred in connection with his services as a director. Dr. Harris's agreement was revised in September 2002 to provide for a quarterly payment of $1,500 for his services as a director, eliminating the payments to him for his individual attendance at telephonic and non-telephonic meetings of the Board. For his services as a director during the year, Dr. Harris earned approximately $6,000, of which approximately $1,500 remained accrued but unpaid as of December 31, 2003. This amount was paid in 2004. The above referenced options were granted in January 2002 at a per share exercise price of $.10, which price exceeded the closing price of shares of our common stock on the date of grant.

         No standard arrangement regarding compensation of the directors has been adopted by the Board, and, except as noted above, we have not paid any compensation to any director.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(A)      TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

         In January 2004, we entered into a service agreement, effective January 1, 2003 with MediStrategy Ltd. ("MS"), an Israeli company owned by Noam Allon, a member of our Board of Directors. Under the terms of the agreement, MS will provide services to us primarily in the business development field in ophthalmology including business cooperation, mergers and acquisitions allocating new lines of business and analyzing of such, defining new product lines or business opportunities to be developed. All services provided by MS shall be performed solely by Noam Allon.

         In consideration for the services to be provided, we agree to pay MS a monthly sum of $3,300 paid quarterly. In addition, MS is to be paid a yearly performance bonus of up to $20,000 upon achievement of goals under the terms of the agreement determined by MS, Noam Allon and our Chairman of the Board. As of December 31, 2003, MS has earned fees in the amount of $39,600 and a bonus, which has not been finalized. These amounts were accrued but unpaid as of December 31, 2003. The amount earned for fees was paid in 2004 and the bonus remains unpaid.

(B)      TRANSACTIONS WITH SECURITY HOLDERS

         As discussed in greater detail in the Business Development section of this Form SB-2 and in Management's Discussion and Analysis or Plan of Operation section of this Form SB-2, we have entered into a series of transactions with MediVision which resulted in MediVision owning approximately 85% of our outstanding shares of common stock at fiscal year end 2003.


                                LEGAL PROCEEDINGS

         On March 9, 2004, we filed a civil action in the United States District Court for the Eastern District of California against several of our former employees, led by former vice-president Mark Fukuhara, who have been doing business for the last two years as Imaging Service Group (ISG) and Zeta Development Laboratories in El Dorado Hills, California, and several affiliated persons and companies, including Dale Brodsky, Eyepictures, Inc., Johnny Justice Jr., and two of his ophthalmic equipment businesses, Zeta Development Labs, Inc. (doing business as Justice Diagnostic Imaging) and Justice Ophthalmic, Inc. The complaint alleges claims for misappropriation of trade secrets, violations of the federal computer fraud and abuse act, copyright infringement, breach of contract, interference with contract, and false advertising. The complaint seeks monetary damages and injunctive relief against the defendants.

         Other than the action referred to above and immaterial claims in the ordinary course, to our knowledge, there are no material legal proceedings presently pending or threatened to which we (or any of our directors or officers in their capacity as such) are, or may be, a party or to which our property is, or may be, subject.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 317 of the California Corporations Code. Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         None of the principal accountant's reports on the financial statements for either of the past two years or the transition period contains an adverse opinion or disclaimer of opinion, and none was modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Perry-Smith LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Its telephone number is (303) 262-0600.


                         INTEREST OF EXPERTS AND COUNSEL

         Our consolidated financial statements as of the years ended December 31, 2003 and 2002 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Perry-Smith LLP, independent certified public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Perry-Smith LLP as experts in auditing and accounting.

         The validity of the shares of common stock offered under this prospectus will be passed upon by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

         For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov. Our web site address is www.oisi.com.

                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

              FOR THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)

                             Condensed Balance Sheet
                                 March 31, 2004


ASSETS
Current assets:
    Cash and equivalents                                                           $             981,498
    Accounts receivable, net                                                                   1,728,365
    Inventories, net                                                                             552,054
    Prepaid expenses and other current assets                                                    255,602
    Deferred tax asset                                                                           500,000
                                                                                   ---------------------
Total current assets                                                                           4,017,519
Furniture and equipment, net of accumulated
    depreciation and amortization of $1,397,657                                                  138,093
Restricted cash                                                                                  150,000
Receivable from related party                                                                    156,997
Other assets                                                                                      72,919
                                                                                   ---------------------
                                                                                   $           4,535,528
                                                                                   =====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                               $             630,024
    Current maturities of long-term debt                                                         436,364
    Accrued liabilities                                                                        1,457,649
    Deferred extended warranty revenue                                                           603,861
    Customer deposits                                                                            191,307
    Income taxes payable                                                                          32,600
                                                                                   ---------------------

Total current liabilities                                                                      3,351,805
Noncurrent liabilities:
    Line of credit                                                                               150,000
    Notes payable, less current portion                                                          630,973
                                                                                   ---------------------
Total noncurrent liabilities                                                                     780,973
                                                                                   ---------------------
Stockholders' deficit:
    Common stock, no par value, 35,000,000 shares authorized; 14,532,157 issued
         and outstanding                                                                      13,972,593
    Accumulated deficit                                                                      (13,569,843)
    Total stockholders' equity                                                                   402,750
                                                                                   ---------------------
                                                                                   $           4,535,528
                                                                                   =====================


                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                     THESE CONDENSED FINANCIAL STATEMENTS.

                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

              FOR THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)


                       Condensed Statements of Operations

                                                                               THREE MONTHS ENDED MARCH 31,

                                                                               2004                   2003
                                                                       --------------------    -------------------

Net revenues                                                           $         2,397,069    $         2,385,713

Cost of sales                                                                      957,546                959,659
                                                                       --------------------    -------------------

Gross profit                                                                     1,439,523              1,426,054

Operating expenses:

         Sales and marketing                                                       659,682                632,856

         General and administrative                                                247,465                376,574

         Research and development                                                  247,236                 80,908
                                                                       --------------------    -------------------

             Total operating expenses                                            1,154,383              1,090,338
                                                                       --------------------    -------------------

Income from operations                                                             285,140                335,716

Interest and other expense, net                                                    (45,325)               (43,046)
                                                                       --------------------    -------------------

Net income before income taxes                                                     239,815                292,670

Income taxes                                                                             -                      -
                                                                       --------------------    -------------------

Net income                                                             $           239,815     $          292,670
                                                                       ====================    ===================

Shares used in the calculation of basic net income per share                    14,436,547              8,138,305

Basic net income per share                                             $              0.02    $              0.04
                                                                       ====================    ===================

Shares used in the calculation of diluted net income per share                  15,465,852              8,138,305

Diluted net income per share                                           $              0.02    $              0.04
                                                                       ====================    ===================


                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                    OF THESE CONDENSED FINANCIAL STATEMENTS.

                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

              FOR THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)


                       Condensed Statements of Cash Flows


                                                                           THREE MONTHS ENDED MARCH 31,
                                                                           2004                        2003
                                                                  ----------------------      ---------------------
OPERATING ACTIVITIES:
     Net income                                                   $          239,815          $          292,670
     Adjustment to reconcile net income to net cash
     provided by (used in) operating activities
     Depreciation and amortization                                            24,005                       9,661
            Non-cash payment of interest                                      17,024                           -
     Net increase in current assets other than cash
     and equivalents                                                        (368,328)                   (104,933)
            Net Increase in other assets                                           -                      (6,511)
     Net increase in current liabilities other
     than short-term borrowings                                              142,749                     159,836
                                                                  ----------------------      ---------------------
     Net cash provided by operating activities                                55,265                     350,723

INVESTING ACTIVITIES:
     Purchases of furniture and equipment                                     (1,293)                     (4,640)
                                                                  ----------------------      ---------------------
     Net cash used in investing activities                                    (1,293)                     (4,640)

FINANCING ACTIVITIES:
     Principal payments on notes payable                                           -                      (1,409)
     Proceeds from sale of stock                                              13,468                           -
     Advances to related parties                                            (156,997)                          -
     Repayments of borrowings under notes
     payable to related party, net                                          (200,979)                   (200,000)
                                                                  ----------------------      ---------------------
     Net cash used in financing activities                                  (344,508)                   (201,409)
                                                                  ----------------------      ---------------------
     Net (decrease) increase in cash and equivalents                        (290,536)                    144,674
     Cash and equivalents at beginning of period                           1,272,034                     383,234
                                                                  ----------------------      ---------------------
     Cash and equivalents at end of period                        $          981,498          $          527,908
                                                                  ======================      =====================

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
     Repayment of notes payable with common stock                 $          105,913
       Payment of interest with common stock                      $           17,024
     Reduction in (addition to) aggregate debt payable
       to significant shareholders in exchange for
       inventory and other noncash transactions, net              $           (7,989)         $            1,915
                                                                  ======================      =====================

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
      Cash paid for taxes                                         $           70,050          $           42,000

                  THE ACCOMPANYING NOTES ARE IN INTEGRAL PART
                    OF THESE CONDENSED FINANCIAL STATEMENTS

                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                THREE MONTH PERIODS ENDED MARCH 31,2004 AND 2003
                                   (UNAUDITED)


NOTE 1.  BASIS OF PRESENTATION

         The accompanying unaudited condensed balance sheet as of March 31, 2004, condensed statements of operations for the three month periods ended March 31, 2004 and 2003 and the condensed statements of cash flows for the three month periods ended March 31, 2004 and 2003 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. It is suggested that these condensed financial statements be read in conjunction with the audited financial statements and notes thereto included in Ophthalmic Imaging Systems' (the "Company's") Annual Report for the year Ended December 31, 2003 on Form 10-KSB. In the opinion of management, the accompanying condensed financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for the periods presented. The results of operations for the period ended March 31, 2004 are not necessarily indicative of the operating results for the full year.

NOTE 2.  NET INCOME PER SHARE

         Basic earnings per share ("EPS"), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

                THREE MONTH PERIODS ENDED MARCH 31,2004 AND 2003
                                   (UNAUDITED)


                                                                                 Unaudited
                                                                             Three Months Ended
                                                                                 March 31,
                                                                  -------------------------------------
                                                                       2004                   2003
                                                                  ---------------        --------------
         Numerator for basic and diluted net
            income per share                                      $       239,815        $      292,670

         Denominator for basic net income per share:
            Weighted average shares                                    14,436,547             8,138,305

         Effect of dilutive securities:
            Employee/director stock options                             1,029,305                    --
            Warrants and other                                                 --                    --
                                                                  ---------------        --------------
         Dilutive potential common shares                               1,029,305                    --
                                                                  ---------------        --------------

         Denominator for diluted net income per share                  15,465,852             8,138,305
                                                                  ===============        ==============
         Basic net income per share                               $          0.02        $         0.04
                                                                  ===============        ==============
         Diluted net income per share                             $          0.02        $         0.04
                                                                  ===============        ==============

         Options and warrants whose exercise price exceeds the average market price of the stock have been excluded from this computation.

NOTE 3.  NOTES PAYABLE TO RELATED PARTIES

         During the period of August 2000 through July 1, 2001, the Company executed several promissory notes in favor of MediVision Medical Imaging LTD. ("MediVision"), an Israeli corporation and majority shareholder in the Company. The "Short-Term Note" had a maximum principal balance of $260,000 available, while the "Working Capital Funding Agreement and Amendment No. 1" to this agreement provided an additional funding of $2.5 million. Both Notes and the Amendment bear interest at the rate of 9.3% per annum and are secured by all of the Company's assets. The principal amount outstanding, together with any and all accrued interest on the Working Capital Note and Amendment, was payable by August 31, 2003, except that MediVision may, at its option, at any time convert any amount of principal and interest then outstanding into shares of the Company's common stock at a conversion price of $.80 per share on the Working Capital Note and $0.185 per share on the Amendment No. 1 to the Working Capital Note.

         In May 2003, the Company and MediVision entered in Amendment No. 2 to the Working Capital Funding Agreement and the Short Term Note whereby the repayment terms on the debt were extended on all principal and interest due until January 1, 2005.

         In June 2003,  MediVision  exercised  its option,  as stipulated in the
         Working Capital Funding Agreement, Amendment No. 1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock. As a result of the foregoing transactions, MediVision currently owns approximately 84% of the Company's outstanding common stock.

                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

                THREE MONTH PERIODS ENDED MARCH 31,2004 AND 2003
                                   (UNAUDITED)

         At March 31, 2004 the Company had recorded a net amount due from MediVision of approximately $157,000. This amount comprises approximately $517,000 due from MediVision for products and services offset by approximately $360,000 owed to MediVision for interest on the loans.

         In August 2002, the Company's Board of Directors, at MediVision's request, authorized the Company to guarantee and/or provide security interests in its assets for certain of MediVision's loans with financial institutions, in the maximum aggregate amount of approximately $1.9 million. In August 2002, MediVision subordinated to the financial institutions its security position in the Company's assets, which had been granted in consideration of loans to the Company from MediVision. In December 2002, the Company's Board of Directors approved that the Company enter into and issue a debenture in favor of the bank to act as security for the debt of MediVision, such debenture shall be secured by a first lien on all of the Company's assets. Such debenture and lien were signed in December 2002.

NOTE 4.  STOCK BASED COMPENSATION

         At March 31, 2004, the Company had five stock-based compensation plans. The Company accounts for the Plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under the Plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

         For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options are amortized to expense primarily over the vesting period. The following tables illustrate the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation.


                                                                        UNAUDITED THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                          2004                 2003
                                                                   ----------------      ---------------
         Net Income, As Reported                                        $239,815              $292,670
         Deduct Total Stock-Based Employee Compensation
            Expenses Determined Under the Fair Value Based
            Method For all Awards, Net of Related Tax Effects             (1,087)               (7,922)
                                                                   ----------------      ---------------

         Pro Forma Net Income                                           $238,728              $284,748
                                                                   ================      ===============
         Basic Earnings Per Share
            As Reported                                                    $0.02                 $0.04
            Pro Forma                                                      $0.02                 $0.03

         Diluted Earnings Per Share:
            As Reported                                                    $0.02                 $0.04
                    Pro Forma                                              $0.02                 $0.04


                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

                THREE MONTH PERIODS ENDED MARCH 31,2004 AND 2003
                                   (UNAUDITED)
NOTE 5.  SUBSEQUENT EVENT

         In April 2004, the Company issued a $1 million secured three-year convertible note to Laurus Master Fund Ltd. ("Laurus") with a fixed coupon price of 6.5% per annum. The convertible note may be converted by Laurus into the Company's common stock at a fixed conversion price of $1.22. The Company also issued a five-year warrant to Laurus to purchase 313,000 shares of the Company's common stock at exercise prices ranging between $1.40 and $1.83 per share.

                           OPHTHALMIC IMAGING SYSTEMS
                              FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 2003,
                      FOR THE YEAR ENDED DECEMBER 31, 2002,

                                       AND

                          INDEPENDENT AUDITOR'S REPORT

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
Ophthalmic Imaging Systems

         We have audited the accompanying balance sheets of Ophthalmic Imaging Systems as of December 31, 2003 and 2002, and the related statements of income, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ophthalmic Imaging Systems as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.







February 20, 2004

                           OPHTHALMIC IMAGING SYSTEMS

                                  BALANCE SHEET
                           DECEMBER 31, 2003 AND 2002


                                                                               2003                   2002
                                                                         ----------------       ----------------

                                ASSETS

Current assets:
     Cash and cash equivalents                                           $      1,272,034       $        383,234
     Accounts receivable, net of allowance for doubtful accounts of
       approximately $361,175 and $192,979                                      1,536,610                902,678
     Inventories (Note 2)                                                         416,420                463,971
     Prepaid expenses and other current assets                                    214,653                 51,474
     Deferred tax asset (Note 9)                                                  500,000                 51,000
                                                                         ----------------       ----------------

                         Total current assets                                   3,939,717              1,852,357
                                                                         ----------------       ----------------

Restricted cash (Note 7)                                                          150,000
Furniture and equipment, at cost, net (Note 3)                                    150,912                178,552
Other assets                                                                       82,821                 12,890
                                                                         ----------------       ----------------

Total assets                                                             $      4,323,450       $      2,043,799
                                                                         ----------------       ----------------








                                   (Continued)

                           OPHTHALMIC IMAGING SYSTEMS

                                  BALANCE SHEET
                                   (Continued)
                           DECEMBER 31, 2003 AND 2002


                                                                                2003                    2002
                                                                         ----------------       ----------------

                           LIABILITIES AND
                    STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable                                                        $         523,539      $         590,974
Accrued liabilities (Note 4)                                                    1,387,563              1,471,077
Deferred extended warranty revenue (Note 4)                                       557,143                267,888
Customer deposits                                                                 201,797                343,652
Income taxes payable (Note 9)                                                     102,650                 70,000
Notes payable - short term portion (Note 5)                                       409,613
Notes payable to related party (Note 6)                                           200,979              1,913,290
Capitalized lease obligation                                                                               4,167
                                                                         ----------------       ----------------

Total current liabilities                                                       3,383,284              4,661,048
                                                                         ----------------       ----------------

Line of credit (Note 7)                                                           150,000
Notes payable, less current portion (Note 5)                                      763,637
                                                                         ----------------       ----------------

Total noncurrent liabilities                                                      913,637
                                                                         ----------------       ----------------

Total liabilities                                                               4,296,921              4,661,048
                                                                         ----------------       ----------------

Commitments and contingencies (Note 10)

Stockholders' equity (deficit):
Common stock, no par value, 35,000,000 shares authorized; 14,403,929           13,836,188             12,630,604
and 8,138,305 shares issued and outstanding, respectively
Accumulated deficit                                                           (13,809,659)           (15,247,853)
                                                                         ----------------       ----------------

Total stockholders' equity (deficit)                                               26,529             (2,617,249)
                                                                         ----------------       ----------------

Total liabilities and stockholders' equity (deficit)                    $       4,323,450      $       2,043,799
                                                                        =================      =================


   The accompanying notes are an integral part of these financial statements.

                           OPHTHALMIC IMAGING SYSTEMS

                               STATEMENT OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                            2003                2002
                                                                     -----------------    ----------------
Revenues:
     Net sales                                                       $       9,944,827    $      8,465,707

Cost of sales                                                                3,955,680           3,535,316
                                                                     -----------------    ----------------

         Gross profit                                                        5,989,147           4,930,391
                                                                     -----------------    ----------------

Operating expenses:
Sales and marketing                                                          2,915,848           2,235,969
General and administrative                                                   1,068,634           1,190,647
Research and development (Note 6)                                              702,020             558,999
                                                                     -----------------    ----------------

         Total operating expenses                                            4,686,502           3,985,615
                                                                     -----------------    ----------------

         Income from operations                                              1,302,645             944,776

Other income (expense):
Interest expense                                                              (295,353)           (361,932)
Other income (expense)                                                          20,722              (2,479)
Interest income                                                                  5,180               3,458
                                                                     -----------------    ----------------

         Total other income (expense)                                         (269,451)           (360,953)
                                                                     -----------------    ----------------

         Net income before income taxes                                      1,033,194             583,823
                                                                     -----------------    ----------------

         Income tax benefit (expense) (Note 9)                                 405,000             (19,000)
                                                                     -----------------    ----------------

         Net income                                                  $       1,438,194    $        564,823
                                                                     =================    ================

Basic earnings per share                                             $            0.13    $           0.07
                                                                     =================    ================

Diluted earnings per share                                           $            0.12    $           0.07
                                                                     =================    ================

Shares used in the calculation of basic earnings per share                  11,267,493           8,138,305
                                                                     =================    ================

Shares used in the calculation of diluted earnings per share                11,887,205           8,138,305
                                                                     =================    ================

                           OPHTHALMIC IMAGING SYSTEMS

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                                                           TOTAL
                                                         COMMON STOCK                                   STOCKHOLDERS'
                                               ---------------------------------      ACCUMULATED          EQUITY
                                                   SHARES           AMOUNT              DEFICIT           (DEFICIT)
                                               -------------     ---------------    ----------------    ---------------

Balance, January 1, 2002                          8,138,305      $  12,630,604      $   (15,812,676)    $  (3,182,072)

Net income                                                                                  564,823           564,823
                                               -------------     --------------     ----------------    ---------------
Balance, December 31, 2002                        8,138,305      $  12,630,604          (15,247,853)       (2,617,249)

Issuance of common stock (Note 6)                 6,216,216          1,150,000            1,150,000

Conversion of principal and interest to                                 31,074               33,250            33,250
   common stock

Exercise of non-qualified stock options
                                                                        18,334               22,334            22,334

Net income                                                                                1,438,194         1,438,194
                                               -------------     --------------     ----------------    ---------------
Balance, December 31, 2003                       14,403,929      $  13,836,188      $   (13,809,659)    $      26,529
                                               =============     ==============     ================    ===============

   The accompanying notes are an integral part of these financial statements.

                           OPHTHALMIC IMAGING SYSTEMS

                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                 2003                   2002
                                                                        -----------------       -----------------

Cash flows from operating activities:
     Net income                                                         $       1,438,194       $         564,823
     Adjustments to reconcile net income to net cash used in
         operating activities:
     Depreciation and amortization                                                 53,000                  78,457
     Non-cash payment of interest                                                   6,500
Net changes in operating assets and liabilities:
     Accounts receivable                                                         (633,932)                120,163
     Inventories                                                                   47,551                (128,478)
     Prepaid expenses and other current assets                                   (123,615)                 (6,441)
     Deferred tax asset                                                          (449,000)                (51,000)
     Net increase in other assets                                                    (670)
     Accounts payable                                                             (67,435)                (36,455)
     Accrued liabilities                                                          (83,514)                (93,138)
     Deferred extended warranty revenue                                           289,255                  82,107
     Customer deposits                                                           (141,855)                125,808
     Income taxes payable                                                          32,650                  70,000
                                                                        ------------------      ------------------

Net cash provided by operating activities                                         367,129                 725,846
                                                                        ------------------      ------------------

Cash flows used in investing activities:
Acquisition of furniture and equipment                                            (25,360)                (74,527)
Increase in restricted cash                                                      (150,000)                  2,196
                                                                        ------------------      ------------------

Net cash used in investing activities                                            (175,360)                (72,331)
                                                                        ------------------      ------------------

Cash flows used in financing activities:
     Repayment of notes payable to related parties, net                          (562,311)               (334,266)
     Principal payments on notes payable                                           (4,167)                 (7,941)
     Increase in prepaid financing expenses                                      (108,825)
     Proceeds from borrowings under line of credit, net                           150,000
     Proceeds from notes payable, other                                         1,200,000
     Proceeds from sale of stock                                                   22,334
                                                                        ------------------      ------------------

Net cash provided by (used in) financing activities                               697,031                (342,207)
                                                                        ------------------      ------------------

Net increase in cash and cash equivalents                                         888,800                 311,308

Cash and cash equivalents, beginning of the year                                  383,234                  71,926
                                                                        ------------------      ------------------

Cash and cash equivalents, end of the year                              $       1,272,034       $         383,234
                                                                        ==================      ==================


                                   (Continued)

                           OPHTHALMIC IMAGING SYSTEMS

                             STATEMENT OF CASH FLOWS
                                   (Continued)
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                                 2003                   2002
                                                                        ------------------      ------------------

Supplemental schedule of non cash financing activities:
     Conversion of related party notes payable to common stock          $        1,150,000
     Repayment of notes payable with common stock                       $           26,750
     Payment of interest with common stock                              $            6,500
     Addition to aggregate debt payable to significant shareholders
         in exchange for inventory and other noncash transactions, net  $            6,689

Supplemental schedule of cash flow information:
     Cash paid for taxes                                                $           10,500
     Cash paid for interest                                             $            9,545      $            950


















   The accompanying notes are an integral part of these financial statements.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Business
         -------------------------

         Ophthalmic  Imaging  Systems  (the  "Company"),   was  incorporated  in
         California in July 1986. The Company is primarily engaged in the business of designing, developing, manufacturing, and marketing digital imaging systems, image enhancements and analysis software, and related products and services for use by practitioners in the ocular healthcare field.

         Use of Estimates
         ----------------

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

         Cash and Cash Equivalents
         -------------------------

         For purposes of the statement of cash flows, the Company considers highly liquid investments with original maturities of three months or less as cash equivalents.

         Cash and cash equivalents as of December 31, 2003 includes $200,000 insured and $1,235,353 which is not federally insured.

         Concentrations of Credit Risk and Export Sales
         ----------------------------------------------

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's policy of requiring deposits from customers, the number of customers and their geographic dispersion. The Company maintains reserves for potential credit losses and such losses have historically been within management's expectations. No single customer comprised 10% or more of net sales, during the year ended December 31, 2003 or 2002.

         Revenues from sales to customers located outside of the United States accounted for approximately 9% and 11% of net sales during the years ended December 31, 2003 and 2002, respectively.

         Inventories
         -----------

         Inventories,   which  consist  primarily  of  purchased  system  parts,
         subassemblies and assembled systems, are stated at the lower of cost (determined using the first-in, first-out method) or market.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Furniture and Equipment
         -----------------------

         Furniture and equipment are stated at cost and depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives generally range from three to seven years.

         Revenue Recognition and Warranties
         ----------------------------------

         The Company generally recognizes revenue from the sale of its products when the goods are shipped to its customers. The Company generally recognizes revenue from installation and training services when such services are performed. The Company generally provides a one-year warranty covering materials and workmanship and accruals are provided for anticipated warranty expenses.

         Customers may purchase extended warranty coverage for additional one or two year periods. Revenues from the sale of these extended warranties are deferred and recognized on a straight-line basis over the term of the extended warranty contract.

         Shipping and Handling Costs
         ---------------------------

         Shipping and handling costs are included with cost of sales.

         Advertising Costs
         -----------------

         Advertising expenditures totaled approximately $50,864 and $56,900, for the years ended December 31, 2003 and 2002, respectively .

         Income Taxes
         ------------

         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets relate primarily to estimated warranty claims, and deferred tax liabilities relate primarily to property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         General business credits are accounted for as a reduction of federal income taxes payable under the flow-through method.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Fair Value of Financial Instruments
         -----------------------------------

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         o The carrying amount approximates fair value because of the short maturity of those instruments.

         o The carrying amount approximates fair value because of the short maturity of the instrument.

         o The carrying amount of the long-term debt approximates fair value because the debt was recently issued at an interest rate consistent with prevailing interest rates with other lending institutions.

         Earnings Per Share
         ------------------

         Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS. For the year ended December 31, 2002, basic and diluted earnings per share are equal due to the fact that there were no stock options with a dilutive effect which would share in the earnings of the Company.

         Stock Based Compensation
         ------------------------

         The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its stock option plans (the intrinsic value method). Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant as determined by the Company's Board of Directors, no compensation expense is recognized. See Note 8 for additional disclosures regarding the Company's stock option plans.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Stock Based Compensation (Continued)
         ------------------------

         Pro forma disclosures of stock-based employee compensation expense disclosures are as follows:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                    2003              2002
                                                                             ---------------     ---------------
         Net income as reported                                              $    1,438,194      $      564,823
         Deduct: total stock-based employee compensation expense
            determined under fair value based method for all awards, net
            of related tax effect                                                   (40,445)            (31,689)
                                                                             ---------------     ---------------
         Pro forma net income                                                $    1,397,749      $      533,134
                                                                             ===============     ===============
         Basic earnings per share - as reported                              $         0.13      $         0.07
                                                                             ===============     ===============
         Basic earnings per share - pro forma                                $         0.12      $         0.07
                                                                             ===============     ===============
         Diluted earnings per share - as reported                            $         0.12      $         0.07
                                                                             ===============     ===============
         Diluted earnings per share - pro forma                              $         0.12      $         0.06
                                                                             ===============     ===============

         Reclassifications
         -----------------

         Certain accounts have been reclassified to conform to the current year's presentation.

2.       INVENTORIES

         Inventories consist of the following as of December 31, 2003 and 2002:

                                                     2003               2002
                                             ---------------     --------------
        Raw materials                        $       230,880     $      228,653
        Work-in-process                               59,145             54,624
        Finished goods                               126,395            180,694
                                             ---------------     --------------
                                             $       416,420     $      463,971
                                             ===============     ==============

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


3.       FURNITURE AND EQUIPMENT

         Furniture and equipment consist of the following as of December 31, 2003 and 2002:

                                                                  2003                      2002
                                                           ------------------        ------------------
         Research and manufacturing equipment              $         679,506         $         677,419
         Office furniture and equipment                              657,847                   635,576
         Demonstration equipment                                     197,104                   196,101
                                                           ------------------        ------------------
                                                                   1,534,457                 1,509,096
         Less accumulated depreciation and amortization           (1,383,545)               (1,330,544)
                                                           ------------------        ------------------
                                                           $         150,912         $         178,552
                                                           ==================        ==================

4.       ACCRUED LIABILITIES AND PRODUCT WARRANTY

         Accrued liabilities consist of the following as of December 31, 2003 and 2002:

                                                                     2003                       2002
                                                           ------------------        ------------------

         Accrued compensation                              $         555,817          $         491,784
         Accrued warranty expenses                                   438,450                    370,680
         Other accrued liabilities                                   393,296                    608,613
                                                           ------------------        ------------------
                                                           $       1,387,563          $       1,471,077
                                                           ==================        ==================


         Product Warranty and Deferred Warranty Revenue
         ----------------------------------------------

         The Company generally offers a one year warranty to its customers. The Company's warranty requires it to repair or replace defective products during the warranty period. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under its warranties. The costs are estimated based on historical experience and any specific warranty issues that have been identified. (Although historical warranty costs have been within expectations, there can be no assurance that future warranty costs will not exceed historical amounts.) The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


4.       ACCRUED LIABILITIES AND PRODUCT WARRANTY (Continued)

         Product Warranty and Deferred Warranty Revenue (Continued)
         ----------------------------------------------

         In addition to the Company's one-year warranty, the Company offers an extended warranty for an additional charge to the customer. The company records the sale of the extended warranty as deferred revenue and amortizes the revenue over the term of the agreement, generally one to two years. At December 31, 2003 and 2002, deferred extended warranty revenue was $557,143 and $267,888, respectively.

5.       NOTES PAYABLE

         On September 25, 2003, the Company entered into a securities purchase agreement with Laurus Master Fund, Ltd. ("Laurus"). Pursuant to this agreement, the Company sold to Laurus, a secured convertible term note in the principal amount of $1,200,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due September 25, 2006, convertible into shares of its common stock at a conversion price of $1.07 per share, at the Company's option. Loan costs of $118,718 have been capitalized and are being amortized over the three-year life of the note. The effective annual interest rate on the note is 8.32%. Interest is payable at the Company's option in cash or shares of common stock. The Company granted to Laurus a subordinated second priority security interest in its assets to secure the obligations under the note pursuant to a security agreement dated September 25, 2003 between it and Laurus.

         Additionally, the Company issued a warrant to Laurus to purchase 375,000 shares of its common stock at exercise prices ranging between $1.23 and $1.61 per share (Note 8).

         On December 2, 2003, the Company opted to pay $26,750 of principal and $6,500 of interest in 31,074 shares of common stock at a conversion price of $1.07 per share.

6.       NOTES PAYABLE TO RELATED PARTY

         During the period of August 2000 through July 1, 2001, the Company executed several promissory notes in favor of MediVision Medical Imaging LTD. ("MediVision"), an Israeli corporation and majority shareholder in the Company. The "Short-Term Note" had a maximum principal balance of $260,000 available, while the "Working Capital Funding Agreement and Amendment No.1" to this agreement provided an additional funding of $2,500,000. Both Notes and the Amendment bear interest at the rate of 9.3% per annum and are secured by all of the Company's assets. The principal amount outstanding, together with any and all accrued interest on the Working Capital Note and Amendment, was payable by August 31, 2003, except that MediVision may, at its option, at any time convert any amount of principal and interest then outstanding into shares of the Company's common stock at a conversion price of $.80 per share on the Working Capital Note and $0.185 per share on the Amendment No.1 to the Working Capital Note.

         In May 2003, the Company and MediVision entered in Amendment No. 2 to the Working Capital Funding Agreement and the Short Term Note whereby the repayment terms on the debt were extended on all principal and interest due until January 1, 2005.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


6.       NOTES PAYABLE TO RELATED PARTY (Continued)

         In June 2003,  MediVision  exercised  its option,  as stipulated in the
         Working Capital Funding Agreement, Amendment No. 1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock. As a result of the foregoing transactions, MediVision currently owns approximately 85% of the Company's outstanding common stock.

         In August 2002, the Company's Board of Directors, at MediVision's request, authorized the Company to guarantee and/or provide security interests in its assets for certain of MediVision's loans with financial institutions, on the maximum aggregate amount of approximately $1,900,000. In August 2002, MediVision subordinated to the financial institutions its security position in the Company's assets, which had been granted in consideration of loans to the Company from MediVision. In December 2002, the Company's Board of Directors approved that the Company enter into and issue a debenture in favor of the bank to act as security for the debt of MediVision, such debenture shall be secured by a first lien on all of the Company's assets. Such debenture and lien were signed in December 2002.

         At December 31, 2003 and 2002, the Company had recorded approximately $200,979 and $1,913,290, respectively, in aggregate debt and accrued interest owed to MediVision. This amount includes the net effect of other intercompany revenue and expense transactions.

         During the year ended December 31, 2003, the Company paid $263,200 to MediVision for research and development performed on behalf of the Company.

7.       LINE OF CREDIT

         In May 2003, the Company entered into a $150,000 line of credit agreement with its bank. The line is secured by a pledged investment with the bank equal to the amount of the line of credit. Advances on the line bear interest at prime (4% at December 31, 2003) with interest due monthly. The line matures on September 10, 2008.

8.       STOCKHOLDERS' EQUITY (DEFICIT)

         Common Stock
         ------------

         Of the shares of common stock authorized but unissued as of December 31, 2003, 1,758,333 shares are reserved for issuance under stock option plans.

         Stock Option Plans
         ------------------

         The Company applies APB 25 and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


8.       STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

         Stock Option Plans (Continued)
         ------------------------------

         In 1992 and 1993, the Board of Directors and Shareholders, respectively, approved a Stock Option Plan (the "Option Plan") under which all officers, employees, directors and consultants may participate. The Plan expired December 2002. Options granted under the Option Plan may be either incentive stock options or non-qualified stock options and generally had a term of ten years from the date of grant, unless otherwise specified in the option agreement. The exercise prices of incentive stock options granted under the Option Plan were at 100% of the fair market value of the Company's common stock on the date of grant. The exercise prices of non-qualified stock options granted under the Option Plan cannot be less than 85% of the fair market value of the Company's common stock on the date of grant. The maximum number of shares of the Company's common stock which may be optioned and sold under the Option Plan was 150,000. No shares remained available for granting of options as of December 31, 2003. As of December 31, 2003, stock options to purchase 92,319 shares at exercise prices ranging from $.48 to $4.25 were granted and outstanding under the Option Plan. None of the options granted under the Option Plan were exercised during the year ended December 31, 2003.

         In 1995, the Board of Directors approved a Nonstatutory Stock Option Plan (the "Nonstatutory Plan") under which all officers, employees, directors and consultants may participate. The Nonstatutory Plan expires November 2005. Options granted under the Nonstatutory Plan are non-qualified stock options and will generally have a term of five years from the date of grant, unless otherwise specified in the option agreement. The exercise prices under the Nonstatutory Plan will be at 100% of the fair market value of the Company's common stock on the date of grant. The maximum number of shares of the Company's common stock which may be optioned and sold under the Nonstatutory Plan is 1,035,000, of which 920,000 options remained available for granting as of December 31, 2003. As of December 31, 2003, stock options to purchase 115,000 shares at exercise prices ranging from $.48 to $.50 were granted and outstanding under the Nonstatutory Plan and none of the granted options were exercised during the year ended December 31, 2003.

         In 1997, the Board of Directors approved a Nonstatutory Stock Option Plan (the "1997 Nonstatutory Plan") under which all officers, employees, directors and consultants may participate. The 1997 Nonstatutory Plan expired October 2002. Options granted under the 1997 Nonstatutory Plan are non-qualified stock options and had a term of not longer than ten years from the date of grant. The exercise prices under the 1997 Nonstatutory Plan was at 100% of the fair market value of the Company's common stock on the date of grant, unless otherwise specified in the option agreement. The maximum number of shares of the Company's common stock which may be optioned and sold under the Plan was 1,000,000. There were no options available for granting as of December 31, 2003. As of December 31, 2003, stock options to purchase 60,000 shares at exercise prices ranging from $.63 to $1.38 were granted and outstanding under the 1997 Nonstatutory Plan. During the year ended December 31, 2003, options to purchase 5,000 shares were exercised.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

8.       STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

         Stock Option Plans (Continued)
         ------------------------------

         In 2000, the Board of Directors approved a Stock Option Plan (the "2000 Plan") under which all officers, employees, directors and consultants may participate. The 2000 Plan expires in September 2010. Options granted under the 2000 Plan are non-qualified stock options and will generally have a term of ten years from the date of grant, unless otherwise specified in the option agreement. The exercise prices of non-qualified stock options granted under the 2000 Plan cannot be less than 85% of the fair market value of the Company's common stock on the date of grant. The maximum number of shares of the Company's common stock which may be optioned and sold under the 2000 Plan is 1,500,000, of which 88,333 remained available for granting of options as of December 31, 2003. As of December 31, 2003, stock options to purchase 1,398,333 shares at an exercise price of $0.41 were granted and outstanding under the 2000 Plan. During the year ended December 31, 2003, 13,334 options were exercised.

         In 2003, the Board of Directors and stockholders approved a Stock Option Plan (the "2003 Plan") under which all officers, employees, directors and consultants may participate. The 2003 Plan expires in October 2013. Options granted under the 2003 Plan are qualified stock options and will generally have a term of ten years from the date of grant, unless otherwise specified in the option agreement. The exercise prices of non-qualified stock options granted under the 2003 Plan cannot be less than the fair market value of the Company's common stock on the date of grant. The maximum number of shares of the Company's common stock which may be optioned and sold under the 2003 Plan is 750,000, all of which remained available for granting of options as of December 31, 2003.

         A summary of the status of the Company's stock option plans and changes during the periods is presented below:

                                                               WEIGHTED AVERAGE
                                                 OPTIONS        EXERCISE PRICE
                                            ----------------  ------------------
         Balance, January 1, 2002               1,967,648            $0.63
         ------------------------
           Options granted                        180,000            $0.37
           Options canceled                      (336,696)           $0.57
           Options lapsed                         (95,000)           $3.40
                                            ----------------

         Balance, December 31, 2002             1,715,952            $0.46
         --------------------------          ----------------
           Options granted                        650,000            $0.41
           Options canceled                      (576,666)           $0.41
           Options exercised                      (18,334)           $0.47
                                            ----------------
         Balance December 31, 2003              1,770,952            $0.46
                                            ================

         The weighted average fair value of options granted during the years ended December 31, 2003 and 2002 were $.41 and $.40, respectively.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

8.       STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

         Stock Option Plans (Continued)
         ------------------------------

         The following table summarizes information about the stock options outstanding at December 31, 2003:

                                                     OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                                         ------------------------------------------     ------------------------------
                                                          WEIGHTED
                                                           AVERAGE         WEIGHTED                         WEIGHTED
                                                          REMAINING         AVERAGE                          AVERAGE
                                                         CONTRACTUAL       EXERCISE                         EXERCISE
          RANGE OF EXERCISE PRICES         NUMBER           LIFE             PRICE           NUMBER           PRICE
        ---------------------------      -----------    ------------    ------------    --------------   -------------
        $    .31    -      $   1.37        1,744,452      4.7 years     $       0.46         1,491,123   $       0.46
        $   1.38    -      $   3.00           25,000      3.6 years     $       1.37            25,000   $       1.37
        $   3.01    -      $   4.50            1,500      2.9 years     $       4.25             1,500   $       4.25

                                           1,770,952                                         1,517,623
                                         ===========                                         =========

         Pro forma information regarding net income and net income per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to August 31, 1995 under the fair value method of that Statement. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2003 and 2002, respectively; dividend yield of zero; volatility factors of the expected market price of the Company's common stock ranged from 95% to 211% for the years ended December 31, 2003 and 2002, risk-free interest rate of 3.98% and 2.76%; and a weighted-average expected life of 10 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                     2003                2002
                                                 -------------        ----------

         Pro forma net income                    $   1,397,749        $  533,134
                                                 =============        ==========
         Pro forma net income per share          $        0.12        $     0.07
                                                 =============        ==========

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


8.       STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

         Warrants
         --------

         The Company issued a warrant in September 2003 pursuant to the issuance of a note payable (Note 5). The warrant permits the holder to purchase up to 375,000 shares of common stock at a price of $1.23 per share for the first 100,000 shares; $1.39 per share for the next 125,000 shares and $1.61 per share for the remaining 150,000 shares. The warrant is exercisable through September 25, 2010.

9.       INCOME TAXES

         The income tax benefit (expense) for the years ended December 31, 2003 and 2002 consisted of the following:

                                                     FEDERAL                 STATE                   TOTAL
                                                ----------------       ----------------        ----------------

                          2003
                          ----
         Current                                $        22,000        $        22,000         $        44,000
         Deferred                                      (109,000)               (21,000)               (130,000)
         Change in valuation allowance                 (219,000)              (100,000)               (319,000)
                                                ----------------       ----------------        ----------------
            Total income tax (benefit)          $      (306,000)       $       (99,000)        $      (405,000)
                                                ================       ================        ================

         2002
         Current                                $       260,000        $        70,000         $       330,000
         Deferred                                      (150,000)              (150,000)
         Change in valuation allowance                 (161,000)                                      (161,000)
                                                ----------------       ----------------        ----------------
            Total income tax (benefit)          $       (51,000)       $        70,000         $        19,000
                                                ================       ================        ================


         The Company's effective tax rate for the years ended December 31, 2003 and 2002 was (39)% and 3%. The reconciliation of the statutory rate to the effective rate is as follows:

                                                            2003         2002
                                                        -----------   ----------
         Statutory rate                                      34%            34%
         State income taxes, net of Federal benefit           9              8
         Other                                              (32)
         Utilization of net operating losses                (19)           (34)
         Change in valuation allowance                      (31)            (5)
                                                        -----------   ----------
         Total                                              (39)%            3%
                                                        -----------   ----------

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


9.       INCOME TAXES (Continued)

         The significant components of the Company's deferred tax assets and liabilities are as follows:

         At December 31, 2003 and 2002, management reviewed recent operating results and projected future operating results. At the end of each of these years, management determined that it was more likely than not that a portion of the deferred tax assets attributable to net operating losses would likely be realized. Due to the Company's limited history of profitable operations, management has recorded a valuation allowance of $4,734,000 and $5,053,000 at December 31, 2003 and 2002,
         respectively. The amount of the valuation allowance will be adjusted in the future when management determines that it is more likely than not the deferred assets will be realized.

         The Company has at December 31, 2003, a net operating loss carryover of approximately $5,410,500 for Federal income tax purposes which expires between 2007 and 2020, and a net operating loss carryforward of approximately $2,088,800 for California state income tax purposes which expires through 2010. The State of California has suspended the application of net operating losses for the 2002 and 2003 fiscal years and extended the carry forward period two years. Federal tax credit carryforwards of approximately $174,900 will begin to expire in 2007. Due to changes in ownership which occurred in prior years, Section 382 of the Internal Revenue Code provides for significant limitations on the utilization of net operating loss carryforwards and tax credits. As a result of these limitations, a portion of these loss and credit carryovers will expire without being utilized.

10.      COMMITMENTS AND CONTINGENCIES

         Security Interest
         -----------------

         In December 2002, the Company granted a security interest in substantially all assets of the Company to the United Mizrahi Bank Ltd.
         (bank), as security for amounts borrowed by MediVision from the bank and advanced to the Company under the note agreements (Note 6).

         Operating Leases
         ----------------

         The Company leases its corporate headquarters and manufacturing facility under a noncancellable operating lease that expires in May 2005. The lease agreement provides for minimum lease payments of approximately $102,768 and $42,820 for the years ended December 31, 2004 and 2005, respectively. The Company also leases a sales office under a month-to-month lease requiring a minimum lease payment of approximately $300 per month.

         Rental expense charged to operations for all operating leases was approximately $104,000 and $87,000, respectively during the years ended December 31, 2003 and 2002.

                           OPHTHALMIC IMAGING SYSTEMS
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


10.      COMMITMENTS AND CONTINGENCIES

         Collection of Taxes from Customers
         ----------------------------------

         In a prior year, a state taxing authority made inquires of the Company regarding the collection of sales or use taxes from customers in that state. The inquiry was favorably resolved without any adverse consequences to the Company. The Company evaluates such inquiries on a case-by-case basis and will vigorously contest any such claims for payment of sales or use taxes which it believes are without merit.

         However, Management has prepared an analysis of sales to customers in those jurisdictions for which the Company does not collect sales or use taxes. Certain assumptions were made in the preparation of this analysis, including but not limited to:

         o The Company's customers have not remitted any sales or use tax to state or local taxing authorities.

         o Potential interest and penalties have been included on sales activity from the Company's inception.

         o Sales or use taxes have been provided at the effective tax rates for each taxing authority for which the Company may have had a sale.

         The analysis indicates maximum potential liability of approximately $570,000. Management believes that the probability of such an assessment is remote and accordingly, has not recorded a liability in the accompanying financial statements.

         However, there can be no assurance that the amount of any sales or use taxes that might ultimately be assessed for prior periods would not materially affect the Company's results of operation or cash flows in any given reporting period.

================================================================================


                           OPHTHALMIC IMAGING SYSTEMS



                                    6,292,673
                                     SHARES
                                  COMMON STOCK






                                   PROSPECTUS










YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.













                             ________________, 2004


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our bylaws, filed as Exhibit 3.2, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been our directors or officers in accordance with Section 317 of the California Corporations Code. Our bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ophthalmic Imaging Systems pursuant to the foregoing provisions, or otherwise, Ophthalmic Imaging Systems has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

         ---------------------------------------------------------------------
                          ITEM                                      AMOUNT ($)
         ---------------------------------------------------------------------
         SEC Registration Fee                                          813.23
         ---------------------------------------------------------------------
         EDGAR Filing Expenses                                         250.00
         ---------------------------------------------------------------------
         Transfer Agent Fees                                           500.00
         ---------------------------------------------------------------------
         Legal Fees                                                 15,000.00
         ---------------------------------------------------------------------
         Accounting Fees                                             2,500.00
         ---------------------------------------------------------------------
         Miscellaneous                                                 250.00
         ---------------------------------------------------------------------
               TOTAL                                              $ 19,313.23
         ---------------------------------------------------------------------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         On April 27, 2004, we entered into a private placement transaction with Laurus Master Fund, Ltd. which was exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. Pursuant to the securities purchase agreement between Laurus and us, we issued to Laurus a secured convertible term note in the principal amount of $1,000,000 bearing interest at the rate of six and one-half percent (6.5%) per annum, due April 27, 2007, convertible into shares of our common stock at a conversion price of $1.22 per share. Interest is payable at our option in cash or shares of common stock. Additionally, we issued a warrant to Laurus to purchase 313,000 shares of our common stock at exercise prices ranging between $1.40 and $1.83 per share. Laurus may exercise the warrant through April 27, 2009. We are obligated to register for resale the shares of common stock issuable upon conversion of the note and upon exercise of the warrant pursuant to a registration rights agreement dated April 27, 2004 between the registrant and the purchaser, of which this registration statement relates.

         In June 2003, MediVision exercised its option, as stipulated in the Amendment No.1, to convert $1,150,000 of principal and interest at a conversion price of $0.185 per share into 6,216,216 common shares of stock.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT                                                                                        FOOTNOTE
   NUMBER                                     DESCRIPTION OF EXHIBIT                              REFERENCE
   ------                                     ----------------------                              ---------

2.1         Agreement  dated as of  October  21,  1999 by and  among  Ophthalmic                     (5)
            Imaging  Systems,  Premier,  Walt  Williams,  Daniel S.  Durrie  and
            Randall C. Fowler.

2.2         Securities  Purchase  Agreement  dated as of July 13,  2000,  by and                     (6)
            among Ophthalmic Imaging Systems, Premier and MediVision.

3.1         Articles of Incorporation of Ophthalmic Imaging Systems, as amended.                     *

3.2         Amended Bylaws of Ophthalmic Imaging Systems.                                            *

3.3         Amendment to Amended  Bylaws of  Ophthalmic  Imaging  Systems  dated                     (4)
            January 28, 1998.

4.1         Specimen of Stock Certificate                                                            *

5.1         Opinion of Jenkens & Gilchrist Parker Chapin LLP                                         (16)

10.1        Lease  Agreement  dated  as of April  21,  2001  between  Ophthalmic                     (9)
            Imaging Systems and Jackson-Jahn, Inc.

10.2        Confidentiality  Agreement  dated March 27, 1992 between  Ophthalmic                     *
            Imaging Systems and Steven R. Verdooner.

10.3        Assignment  dated October 23, 1990 of U.S.  Patent  Application  for                     *
            Apparatus  and Method for  Topographical  Analysis  of the Retina to
            Ophthalmic Imaging Systems by Steven R. Verdooner, Patricia C. Meade
            and Dennis J.  Makes (as  recorded  on Reel  5490,  Frame 423 in the
            Assignment Branch of the U.S. Patent and Trademark Office).

10.4        1992  Nonstatutory  Stock Option Plan of Ophthalmic  Imaging Systems                     *+
            and sample form of Nonstatutory Stock Option Agreement.

10.5        Stock Option Plan                                                                        (1)+

10.6        1995  Nonstatutory  Stock Option Plan of Ophthalmic  Imaging Systems                     (2)+
            and sample form of Nonstatutory Stock Option Agreement.

10.7        1997  Nonstatutory  Stock Option Plan of Ophthalmic  Imaging Systems                     (3)+
            and sample form of Nonstatutory Stock Option Agreement.

10.8        Form of Indemnification Agreement between Ophthalmic Imaging Systems                     (4)
            and each of its directors, officers and certain key employees.

10.9        Working Capital  Funding  Agreement dated as of July 13, 2000 by and                     (6)
            between MediVision and Ophthalmic Imaging Systems.

10.10       Amendment No. 1 to Working  Capital  Funding  Agreement  dated as of                     (8)
            July 1,  2001  by and  between  MediVision  and  Ophthalmic  Imaging
            Systems.

10.11       Loan and Security Agreement dated as of July 13, 2000 by and between                     (9)
            MediVision and Ophthalmic Imaging Systems.

10.12       Registration Rights Agreement dated as of August 2000 by and between                     (6)
            MediVision and Ophthalmic Imaging Systems.

10.13       Secured  Convertible  Working  Capital  Note dated  August 2000 from                     (6)
            Ophthalmic  Imaging Systems to MediVision in the principal amount of
            $260,000.



                                      II-2

10.14       Secured  Promissory Note dated July 21, 2000 from Ophthalmic Imaging                     (8)
            Systems to MediVision in the principal amount of $1,500,000.

10.15       Secured  Convertible  Working Capital  Promissory Note dated July 1,                     (10)
            2001 by and between MediVision and Ophthalmic Imaging Systems in the principal amount of $1,000,000

10.16       Amendment No. 2 to Working Capital Funding Agreement dated as of May                     (7)
            21, 2003 by and between MediVision and Ophthalmic Imaging Systems.

10.17       Cooperation  and Project  Funding  Agreement dated January 21, 2001,                     (9)+
            among  Israel-  United  States  Binational  Industrial  Research and
            Development Foundation, MediVision and Ophthalmic Imaging Systems.

10.18       2000 Stock Option Plan.                                                                  (11)

10.19       Secured  Debenture  Agreement by and between United Mizrahi Bank LTD                     (13)
            and Ophthalmic Imaging Systems dated December 9, 2002.

10.20       Commercial  Security  Agreement by and among Bank Leumi,  MediVision                     (12)
            and Ophthalmic  Imaging  Systems dated April 30, 2003 and Commercial
            Guaranty of Ophthalmic Imaging Systems.

10.21       Securities  Purchase  Agreement  dated  September  25,  2003  by and                     (12)
            between Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.22       Secured  Convertible  Term Note dated  September  25, 2003 issued to                     (12)
            Laurus Master Fund, Ltd.

10.23       Common Stock  Purchase  Warrant  dated  September 25, 2003 issued to                     (12)
            Laurus Master Fund, Ltd.

10.24       Registration  Rights  Agreement  dated  September  25,  2003  by and                     (12)
            between Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.25       Security   Agreement   dated  September  25,  2003  by  and  between                     (12)
            Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.26       2003 Stock Option Plan                                                                   (14)+

10.27       Securities  Purchase  Agreement  dated April 27, 2004 by and between                     (15)
            Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.28       Secured  Convertible Term Note dated April 27, 2004 issued to Laurus                     (15)
            Master Fund, Ltd.

10.29       Common Stock Purchase  Warrant dated April 27, 2004 issued to Laurus                     (15)
            Master Fund, Ltd.

10.30       Registration  Rights  Agreement  dated April 27, 2004 by and between                     (15)
            Ophthalmic Imaging Systems and Laurus Master Fund, Ltd.

10.31       Security  Agreement  dated April 27, 2004 by and between  Ophthalmic                     (15)
            Imaging Systems and Laurus Master Fund, Ltd.

11.1        Computation of net earnings (loss) per share.                                            (14)

14          Code of Ethics                                                                           (14)

23.1        Consent of Perry-Smith LLP, Independent Auditors.                                        (16)

31.1        Rule 13a 14a/15d 14(a) Certification                                                     (14)



                                      II-3

31.2        Rule 13a 14a/15d 14(a) Certification                                                     (14)

32          Certification  Pursuant to Section 906 of the  Sarbanes-Oxley Act of                     (14)
            2002

* Incorporated by reference to our Registration Statement on Form S-18, number 33-46864-LA.

(1) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1993, filed on November 26, 1993.

(2) Incorporated by reference to our Registration Statement on Form S-8, filed on May 28, 1996, number 333-0461.

(3) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1997, filed on January 14, 1998.

(4) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998, filed on December 15, 1998.

(5) Incorporated by reference to Exhibit 4.3 of our Form 8-K, filed on November 24, 1999. (6) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000, filed on December 13, 2000.

(7) Incorporated by reference to our Annual Report on Form 10-KSB for the transition period from September 1, 2000 to December 31, 2000, filed on March 29, 2001.

(8) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001.

(9) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 30, 2001, filed on March 26, 2002.

(10) Incorporated by reference to our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2003, filed on August 14, 2003.

(11) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on March 27, 2003.

(12) Incorporated by reference to our Current Report on Form 8-K, filed on October 1, 2003.

(13) Incorporated by reference to our Pre-Effective Amendment No. 1 to SB-2 on Form SB-2/A, filed on November 20, 2003

(14) Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on March 25, 2004.

(15) Incorporated by reference to our Current Report on Form 8-K, filed on April 29, 2004.

(16)        Filed herewith.

+           Management contract or compensatory plan or arrangement.

ITEM 28.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii)     reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the Registration Statement; and

         (iii) include any additional or changed material information on the plan of distribution.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Sacramento, state of California, on June 4, 2004.

                                           OPHTHALMIC IMAGING SYSTEMS


                                           By:/s/ Gil Allon
                                              ----------------------------------
                                              Gil Allon
                                              Chief Executive Officer


                                              /s/ Ariel Shenhar
                                              ----------------------------------
                                              Ariel Shenhar
                                              Chief Financial Officer, Vice
                                              President and Secretary

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE  PRESENTS,  that the  undersigned  directors of Ophthalmic
Imaging Systems, a California corporation that is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Gil Allon and Ariel Shenhar, and each of them, their true and lawful attorneys-in-fact and agents; with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such amendment to registration statement and any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Gil Allon                            Director                 June 4, 2004
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Gil Allon


/s/ Ariel Shenhar                        Director                 June 4, 2004
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Ariel Shenhar


/s/ Jonathan Adereth                     Director                 June 4, 2004
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Jonathan Adereth


/s/ Noam Allon                           Director                 June 4, 2004
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Noam Allon


/s/ Alon Harris                          Director                 June 4, 2004
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Alon Harris